EXHIBIT 2.1

Execution Version

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

BY AND AMONG

HOT AIR, INC.,

CARDBOARD BOX LLC,

AND

BURGERFI INTERNATIONAL, INC.

Dated as of November 3, 2021

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EXHIBITS

Exhibit A	Form of Amendment to the Company Stock Option Agreement

Exhibit B	Form of Certificate of Designation

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Restrictive Covenant Agreement

Exhibit F	Form of Voting Agreement

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AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (together with all schedules and exhibits hereto, this “Agreement”), dated as of November 3, 2021, is entered into by and among Hot Air, Inc., a Delaware corporation (the “Company”), Cardboard Box LLC, a Delaware limited liability company (“Seller”) and BurgerFi International, Inc., a Delaware corporation (“Buyer” and together with the Company and Seller, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.001 (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the consideration payable by Buyer to Seller shall be initially placed in escrow by Buyer at the Closing, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

WHEREAS, the Parties entered into the original Stock Purchase Agreement, dated as of October 8, 2021 (the “Original SPA”), and the Parties wish to amend and restate the Original SPA in accordance with the terms and provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“ACFP Business” means the business of operating upscale casual dining restaurants in the specialty pizza segment under the name “Anthony’s Coal Fired Pizza.”

“ACFP Company” means the Company and each Subsidiary of the Company, each, individually, and collectively, the “ACFP Companies.”

“ACFP Company Bank Accounts” has the meaning set forth in Section 3.23.

“ACFP Continuing Executive” means each of Ian Baines, Patrick Renna and Michelle Zavolta, and collectively the “ACFP Continuing Executives”.

“ACFP Continuing Indebtedness” means the actual Net Indebtedness Amount of Seller and its Subsidiaries at the Closing, including pursuant to (a) the Credit Agreement as of the Closing, (b) that certain Delayed Draw Term Note as of the Closing, which as of the date hereof is equal to $10,000,000.00 (the “Catterton ACFP Continuing Indebtedness”) and (c) that certain Secured Promissory Note issued to Anthony’s Coal Fired Pizza of Springfield, LLC on July 27, 2020, which as of the date hereof is equal to $215,000.00.

“ACFP Continuing Officers” means each of John Reale, Nadia Cronk and Alan LaBatte, and collectively, the “ACFP Continuing Officers”.

“ACFP Material Adverse Effect” means any event, occurrence, fact, condition or change that results, or would reasonably be expected to result, when considered individually or in the aggregate, in a material adverse effect to (a) the business, results of operations, condition (financial or otherwise) or assets of the ACFP Companies, taken as a whole, or (b) the ability of Seller or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions in the United States or any other geographic region in which the ACFP Companies operate; (ii) conditions generally affecting the industries in which the ACFP Companies operate, including, but not limited to, any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority in connection thereto; (iii) any changes in financial, banking, debt, credit or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index); (iv) acts of war (whether or not declared), armed hostilities or terrorism or other global unrest or international or national hostilities, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement or any other Transaction Document, including but not limited to (A) any litigation resulting therefrom and (B) any disruption in supplier, distributor, customer, partner or similar relationships; (viii) any earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster; (ix) changes or proposed changes in GAAP or the interpretation of the foregoing after the date hereof; or (x) any failure of the ACFP Companies to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (provided that the facts and circumstances giving rise to such failure may be deemed to constitute and may be taken into account when determining whether there has been, an ACFP Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(ix) of this definition); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether an ACFP Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the ACFP Companies compared to other participants in the industries in which the ACFP Companies conduct its businesses.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Company Options (other than Out-of-Money Options) had such Company Options been exercised in full (and assuming concurrent payment in full of the exercise price of each such Company Option solely in cash), immediately prior to the Closing in accordance with the terms of the applicable option award agreement with the Company pursuant to which such Company Options were issued.

“Agreement” has the meaning set forth in the preamble.

“Amendment to the Company Stock Option Agreement” means each Amendment to the Non-Qualified Stock Option Agreement pursuant to the Hot Air, Inc. Amended and Restated 2016 Stock Option Plan, executed by the Company and Buyer, substantially in the form attached hereto as Exhibit A, whereby Buyer agrees to issue Option Consideration Shares to each holder of Company Options (other than Out-of-Money Options).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by an ACFP Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of such ACFP Company or any spouse or dependent of such individual or under which such ACFP Company or any of its ERISA Affiliates has any Liability.

“BFI 10-K” shall mean Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

“BFI Balance Sheet” shall mean the consolidated balance sheet of Buyer as of December 31, 2020 and the footnotes thereto set forth in the BFI 10-K.

“BFI Balance Sheet Date” has the meaning set forth Section 4.05(c).

“BFI Business” means the business of operating a fast-casual “better burger” concept under the name “BurgerFi” with a classic American menu of premium burgers, hot dogs, crispy chicken, frozen custard, hand-cut fries, beer, wine and more.

“BFI Closing Date Common Shares” means a number of shares of BFI Common Stock representing the BFI Consideration Common Shares minus the Indemnification Escrow Shares minus the Purchase Price Adjustment Escrow Shares.

“BFI Closing Date Price” means the price per share of BFI Common Stock ending on the trading day immediately prior to the Closing.

“BFI Closing Date Shares” means the BFI Closing Date Common Shares and the BFI Consideration Preferred Shares.

“BFI Common Exchange Cap” means the number of shares of BFI Common Stock equal to the difference between (i) the Exchange Cap, minus (ii) the aggregate number of Option Consideration Shares.

“BFI Common Stock” has the meaning set forth in Section 4.02(a).

“BFI Company” means each of Buyer and each Subsidiary of Buyer, and collectively, the “BFI Companies.”

“BFI Consideration Common Shares” means an amount of newly-issued shares of BFI Common Stock (valued at the Per Common Share Amount) representing an amount equal to the BFI Consideration Share Amount, minus $53,000,000; provided, that, in no event shall such number of shares of BFI Common Stock exceed the BFI Common Exchange Cap, and any such excess amount shall be issued in the form of additional BFI Consideration Preferred Shares.

“BFI Consideration Preferred Shares” means an amount of newly-issued shares of BFI Series A Preferred Stock (with the number of shares of BFI Series A Preferred Stock to be issued calculated using a price per share of $25.00) representing an aggregate value equal to (i) the BFI Consideration Share Amount, minus (ii) an amount equal to the product of the Per Common Share Amount multiplied by the number of BFI Consideration Common Shares; provided, that in no event shall such amount be less than $53,000,000.

“BFI Consideration Share Amount” means an amount equal to: (a) $87,055,480, plus (b) the amount, if any, by which the Net Indebtedness Amount is less than $75,608,999.00, minus (c) the amount, if any, by which the Net Indebtedness Amount is greater than $75,608,999.00, as adjusted by the amount of Leakage, if any, pursuant to Section 2.05.

“BFI Consideration Shares” means the BFI Consideration Common Shares and the BFI Consideration Preferred Shares.

“BFI Financial Statements” means all of the financial statements of the BFI Companies (including all notes thereto) included in the BFI Reports, including the financial statements of the BFI Companies (including all notes thereto) as of June 30, 2021, as filed by Buyer with the SEC prior to the date hereof.

“BFI Plan” means the BurgerFi International, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time.

“BFI Preferred Stock” has the meaning set forth in Section 4.02(a).

“BFI Reports” shall mean all forms, reports, statements, certifications, information, registration statements and other documents (as supplemented and amended since the time of filing and including all exhibits and other information incorporated therein) filed or required to be filed by Buyer with the SEC.

“BFI Series A Preferred Stock” means the shares designated as Series A Preferred Stock pursuant to the Certificate of Designation.

“BFI Stockholders” means the holders of shares of common stock of Buyer.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, NY are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” means the board of directors of Buyer.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.10.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that results, or would reasonably be expected to result, when considered individually or in the aggregate, in a material adverse effect to (a) the business, results of operations, condition (financial or otherwise) or assets of the BFI Companies, taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions in the United States or any other geographic region in which the BFI Companies operate; (ii) conditions generally affecting the industries in which the BFI Companies operate, including, but not limited to, any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority in connection thereto; (iii) any changes in financial, banking, credit or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index); (iv) acts of war (whether or not declared), armed hostilities or terrorism or other global unrest or international or national hostilities, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.04 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement or any other Transaction Document, including but not limited to (A) any litigation resulting therefrom and (B) any disruption in supplier, distributor, customer, partner or similar relationships; (viii) any earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster; (ix) changes or proposed changes in GAAP or the interpretation of the foregoing after the date hereof; or (x) any failure of the BFI Companies to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (provided that the facts and circumstances giving rise to such failure may be deemed to constitute and may be taken into account when determining whether there has been, a Buyer Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(ix) of this definition); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the BFI Companies compared to other participants in the industries in which the BFI Companies conduct their businesses.

“Buyer’s Accountants” means Marcum LLP.

“Buyer Tax Act” has the meaning set forth in Section 6.10.

“Cash” means (a) the amount of all unrestricted cash and cash equivalents of any ACFP Company (which for the avoidance of doubt, shall include cash in such ACFP Company’s respective bank, lock bock and other accounts (including cash resulting from the clearance of incoming funds in transit, checks deposited, wire transfers and ACH payments in such accounts)), plus (b) the amount of all marketable securities on hand or in the bank accounts of the ACFP Companies, and shall (i) be calculated net of (A) issued but uncleared checks, outbound wires, and drafts, as applicable, issued or commenced but not withdrawn, and (B) cash and cash equivalents of any ACFP Company held in escrow or trust, and (ii) be calculated in accordance with GAAP.

“Catterton Release” means (a) that certain letter agreement between Quilvest Capital Partners USA, Inc. and ACFP Management, Inc., dated as of August 31, 2021, (b) that certain letter agreement between Catterton Management Company, L.L.C. and ACFP Management, Inc., dated as of August 17, 2021, and (c) that certain letter agreement between Seller and ACFP Investors, Inc., dated as of September 30, 2021, in each case of the foregoing clauses (a) through (c), releasing the ACFP Companies from all amounts due and owing under the Monitoring Agreement, and effective at and contingent upon the Closing, and (d) that certain notice from Catterton Management Company, L.L.C. to ACFP Management, Inc., delivered prior to the Closing Date, in the case of this clause (d), terminating the Monitoring Agreement effective at and contingent upon the Closing; provided, that, the Catterton Release shall not affect obligations under the Catterton ACFP Continuing Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Designation” means that certain Certificate of Designation, to be adopted and authorized by the Buyer Board and filed with the Secretary of State of the State of Delaware at or prior to the Closing, substantially in the form of Exhibit B.

“Closing” has the meaning set forth in Section 2.08.

“Closing Allocation Table” means the Closing Allocation Table delivered by Seller to Buyer pursuant to Section 5.20(a).

“Closing Date” has the meaning set forth in Section 2.08.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Statement” has the meaning set forth in Section 2.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Subsidiary of the Company.

“Company IP Agreements” means all material written licenses, sublicenses, settlements, coexistence agreements and covenants not to sue relating to Intellectual Property to which the Company or any Subsidiary of the Company is a party, excluding (a) licenses to generally available, off-the-shelf Software or other products or technology, (b) non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business, and (c) confidentiality agreements relating to the disclosure of Trade Secrets by or to any ACFP Company.

“Company IP Registrations” means all issued patents, registered trademarks, domain names and copyrights and pending applications for any of the foregoing, in each case, included in the Company Intellectual Property.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any Subsidiary of the Company.

“Company Option” means an option to purchase shares of Common Stock under the Company Option Plan.

“Company Option Holder” means the holders of Company Options, including any Out-of-Money Options.

“Company Option Plan” means the Hot Air, Inc. Amended and Restated 2016 Stock Option Plan, as it may be amended from time to time.

“Company Per Share Value” means the quotient obtained by dividing (a) the sum of (i) the value of the BFI Consideration Common Shares issued to Seller valued at the BFI Closing Date Price plus (ii) the value of the BFI Consideration Preferred Shares, by (b) 122,542.644.

“Company Related Person” means a Related Person of the Company.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement between Buyer and Catterton Management Company, L.L.C. dated December 23, 2020.

“Continuance of ACFP Debt Documents” means the definitive agreements entered into at or prior to the Closing whereby BFI assumes and consents to, as applicable, the ACFP Continuing Indebtedness in accordance with, among other things, the Consent Letter.

“Continuing Employee” means each employee of an ACFP Company who continues in employment with an ACFP Company immediately after the Closing, other than the ACFP Continuing Executives and the ACFP Continuing Officers.

“Consent Letter” means that certain Consent Letter, dated as of the Original SPA Date, between Seller, the ACFP Companies and the administrative agent and lenders under the Credit Agreement, including the Summary of Principal Terms and Conditions attached thereto as Annex I.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Credit Agreement” means that certain Credit Agreement, dated as of December 15, 2015, as amended as of the date hereof, between Plastic Tripod, Inc. and certain of its Subsidiaries, the Company, the lenders party thereto and Regions Bank, as administrative agent and collateral agent.

“Data Room” means, with respect to Buyer, the electronic data room hosted by Box relating to Buyer and captioned “BFI—DD External” and, with respect to Seller, the electronic data room hosted by Arlington Capital Advisors relating to the ACFP Companies and captioned “Project Alphabet—ACFP Dataroom”.

“DGCL” means the Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“D&O Expenses” means all costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, in each case, other than D&O Losses.

“D&O Indemnifiable Claim” means any threatened, pending or completed dispute or litigation that is directly or indirectly based on, arising out of, relating to or in connection with the fact that a D&O Indemnified Person is or was a director, officer, employee or other fiduciary of any ACFP Company or of any of their respective predecessors (including in respect of acts or omissions in connection with this Agreement or the transactions contemplated hereby).

“D&O Indemnified Person” means any current or former director, officer or employee of any of the ACFP Companies, or any successor, assign, heir, executor, administrator, or representative of any such Person.

“D&O Losses” means all losses, damages, liabilities, claims, judgments, fines, penalties and amounts paid in resolution or settlement of any D&O Indemnifiable Claim.

“D&O Policy” has the meaning set forth in Section 2.03(a)(ii)(F).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.01.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged, in writing, non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste

Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) other than the ACFP Companies that would be treated together with any ACFP Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Escrow Agreement” means the Share Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit C.

“Estimated ACFP Continuing Indebtedness” has the meaning set forth in Section 2.04(a).

“Estimated Cash” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Net Indebtedness Amount” has the meaning set forth in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning set forth in Section 2.06.

“Existing Employment Agreement” has the meaning set forth in Section 3.20(c).

“Fee Letter” means that certain Fee Letter, dated as of the Original SPA Date, between Regions Bank and Plastic Tripod, Inc.

“Final ACFP Continuing Indebtedness” has the meaning set forth in Section 2.04(d).

“Final Allocation Table” means the Final Allocation Table delivered by Seller to Buyer pursuant to Section 5.18(b).

“Final Cash” has the meaning set forth in Section 2.04(d).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.05(b).

“Final Net Indebtedness Amount” has the meaning set forth in Section 2.04(d).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing Parties” has the meaning set forth in Section 8.09.

“Franchise” means any commercial business arrangement of the Franchise System that is defined as a “franchise” under the FTC Rule or any Franchise Laws and that is owned or operated by any Person other than Buyer, pursuant to a Franchise Agreement.

“Franchise Agreements” means any contracts, agreements, licenses and commitments pursuant to which a party has granted any right, or option to acquire a right, to develop or operate, or grant to another the right to develop or operate, any Franchised Business under the Franchise System, including single or multi-unit franchise or license agreements, area development agreements, master franchise or license agreements, area representative agreements, regional developer agreements and similar agreements that cover the development or franchising of Franchised Businesses of the Franchise System, or the delegation of duties by Buyer with respect to its obligations as a franchisor, and including any addenda, amendments, waivers, extensions, renewals, side letters or other modifications, and any guarantees or instruments in favor of Buyer related to any of the foregoing.

“Franchise Disclosure Document” or “FDD” means a franchise disclosure document prepared in accordance with the FTC Rule or other Franchise Law, and used by Buyer or any of Buyer’s Affiliates or Subsidiaries in connection with the offer or sale of Franchises for the Franchise System in the United States.

“Franchise Laws” means the FTC Rule and any other United States federal, state, local or foreign Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships (including any pre-sale registration or disclosure Laws), or governing the relationships between franchisors and franchisees, including those Laws that address unfair practices related to, or the default, termination, non-renewal, or transfer, of Franchises or Franchise Agreements.

“Franchise System” means the franchise system for the development, ownership and operation of fast casual restaurants operated under the primary brand name known as “BurgerFi”.

“Franchised Business” means any business developed and operated under the Franchise System pursuant to a Franchise Agreement or a Franchise granted from Buyer.

“Franchisee” means a Person who is a party to a Franchise Agreement with Buyer.

“Franchisor” means Buyer and BurgerFi International, LLC, its predecessor under Franchise Laws.

“Fraud” means with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III or ARTICLE IV made by such Party, (a) with respect to Seller, to the Knowledge of Seller, or (b) with respect to Buyer, to the Knowledge of Buyer, in each case under (a) and (b) of its falsity and made for the purpose of inducing any other Party to act, and upon which such other Party justifiably relies with resulting Losses.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.1 et. seq.

“Funds Flow Memorandum” has the meaning set forth in Section 5.20.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority against the applicable Party.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, or per- and polyfluoroalkyl substances (PFAS). “Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person sharing the household of such person.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money, including the ACFP Continuing Indebtedness; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations treated as such under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Fund” means the Indemnification Escrow Shares held at any determination time by the Escrow Agent as part of the Escrow Shares (as that term is defined in the Escrow Agreement).

“Indemnification Escrow Shares” means a number of BFI Consideration Common Shares representing $12,000,000.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intended Tax Treatment” has the meaning set forth in Section 6.05.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or constructive knowledge of Julio Ramirez and Michael Rabinovitch, after reasonable inquiry.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge or constructive knowledge of Ian Baines, Michelle Zavolta, John Reale, and Patrick Renna, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leakage” has the meaning set forth in Section 2.05(a).

“Leakage Closing Statement” has the meaning set forth in Section 2.05(b).

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property owned by other Persons (including Seller or any of its Affiliates) in which the Company is granted any rights or interests by such other Persons.

“Locked Box Balance Sheet” has the meaning set forth in Section 3.06.

“Locked Box Date” means July 5, 2021.

“Locked Box Financial Statements” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, treble or multiple damages except to the extent actually paid in a Third Party Claim.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.14.

“Maximum Premium” has the meaning set forth in Section 5.16(c).

“Monitoring Agreement” means that certain Monitoring Agreement dated as of December 15, 2015, by and among ACFP Management, Inc., Catterton Management Company, L.L.C., Quilvest Capital Partners USA, Inc. and the other parties thereto.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“Nasdaq” has the meaning set forth in Section 2.06.

“Nasdaq Listing Application” has the meaning set forth in Section 5.17.

“Net Indebtedness Amount” means the ACFP Continuing Indebtedness minus Cash, in each case, determined as of the close of business on the Closing Date, as adjusted pursuant to Section 2.04; provided that, and for the avoidance of doubt, Indebtedness shall not include any Indebtedness incurred after the Closing on behalf (or at the direction) of Buyer.

“New Plan” has the meaning set forth in Section 5.05(c).

“Non-Party Affiliates” has the meaning set forth in Section 10.14.

“Option Consideration Shares” has the meaning set forth in Section 2.07(a).

“Original SPA” has the meaning set forth in the Recitals.

“Original SPA Date” means October 8, 2021.

“Out-of-Money Option” means each Company Option set forth as an Out-of-Money Option on Section 3.19(j) of the Disclosure Schedules on the date hereof, as such Company Options may be updated and set forth on the Final Allocation Table.

“Per Common Share Amount” means the volume-weighted average price per share for the thirty (30) trading day period of the BFI Common Stock ending on the trading day immediately before Closing up to a cap per day of $14.25 per share and down to a minimum per day of $10.25.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certifications and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Leakage” means any (a) payments (or accruals in respect of payments to be made) of salaries, pensions contributions, expenses, bonuses (whether contractual or discretionary, but only to the extent either historically accrued on the Balance Sheet or approved by Buyer) or directors’ fees (to the extent historically accrued on the Balance Sheet), in each case, in the ordinary course of business, on arm’s length and on a basis consistent with past practice, except with respect to expenses set forth in Section 2.05(a)(ii); (b) payments made or accruals in respect of payments to be made or Liabilities otherwise incurred to the extent that any such payment, accrual or Liability has been or will be reimbursed to any ACFP Company by Seller on or prior to Closing; (c) other payments, accruals, assumptions, indemnifications or the incurrence of any other Liabilities by any ACFP Company to which Buyer has given its prior consent in writing; (d) any Leakage refunded or made to the ACFP Companies on or prior to Closing; (e) any matter undertaken by or on behalf of any ACFP Company at the written request or with the written agreement of Buyer; (f) any payment made or agreed to be made by or on behalf of any ACFP Company to Third Parties in respect of costs reasonably and properly incurred by Seller or any of its Affiliates on behalf of any ACFP Company in the ordinary course of business and/or recharged to any ACFP Company, to the extent such costs are to Third Parties and were accrued in the books and records of ACFP prior to the Locked Box Date and are unrelated to the transaction contemplated hereby and the related costs thereto; (g) any payment or transfer of assets or Liabilities or provision of services on arms’-length terms or in the ordinary course of business with Third Parties; (h) principal and interest payments made pursuant to the Credit Agreement; (i) any payment or accrual in respect of Pre-Closing Taxes to the extent they are unrelated to the transaction contemplated hereby; and (j) any Taxes arising or amount in respect of Taxes payable or suffered by any ACFP Company in respect of or in consequence of any of the foregoing to the extent they are unrelated to the transaction contemplated hereby.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Principal Trading Market” means initially Nasdaq, and any successor national securities exchange which is the principal trading market for the BFI Common Stock.

“Proskauer” has the meaning set forth in Section 10.15.

“Purchase Price Adjustment Escrow Fund” means the Purchase Price Adjustment Escrow Shares held at any determination time by the Escrow Agent as part of the Escrow Shares (as that term is defined in the Escrow Agreement).

“Purchase Price Adjustment Escrow Shares” means a number of BFI Consideration Common Shares representing $4,000,000.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means the Lock-Up and Registration Rights Agreement substantially in the form of Exhibit D.

“Related Person” means, with respect to a Person, means (i) any Affiliate of such Person; (ii) any other Person who is or was a director, manager, officer, employee or consultant of such Person or its Affiliates, (iii) an Immediate Family Member of any such Person; and (iv) any direct or indirect beneficiary of the BFI Consideration Shares issued at Closing pursuant to this Agreement.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restrictive Covenant Agreement” means the restrictive covenant agreement, in the form attached hereto as Exhibit E, by and between Catterton Partners VII, L.P., Catterton Partners VII Offshore, L.P. and Catterton Partners VII Special Purposes, L.P., on the one hand, and Buyer, on the other hand.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Designated BFI Board Observer” has the meaning set forth in Section 5.21.

“Seller Designated BFI Director” has the meaning set forth in Section 5.21.

“Seller Designated Committee Observer” has the meaning set forth in Section 5.21.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.25.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Ownership Threshold” has the meaning set forth in Section 5.21.

“Seller Related Person” means a Related Person of Seller and any Permitted Assignee as defined in the Registration Rights Agreement, provided, that no ACFP Company shall be deemed to be a Seller Related Person.

“Seller’s Accountants” means BDO USA.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, limited liability company interests, partnership interests, phantom stock plans or stock or equity equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by any BFI Company or ACFP Company, as applicable, relating to the issued or unissued capital stock or other equity interests of the Subsidiaries of the Company or BFI, as applicable, or obligating any ACFP Company or BFI Company, as applicable, to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company or BFI, as applicable.

“Takeover Statute” means “fair price”, “moratorium”, “control share acquisition”, “interested shareholder,” “affiliate transaction”, “business combination” or other similar antitakeover Law or regulations (including the restrictions on business combinations set forth in Section 203 of the DGCL).

“Tax Claim” has the meaning set forth in Section 6.06(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Related Person of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Total Consideration” has the meaning set forth in Section 2.02

“Transaction Communications” has the meaning set forth in Section 10.15.

“Transaction Documents” means the Certificate of Designation, the Continuance of ACFP Debt Documents, the Registration Rights Agreement, the Restrictive Covenant Agreement, the Escrow Agreement, the Voting Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed or delivered by Seller and Buyer.

“Transaction Expenses” means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including, but not limited to, the fees and expenses set forth in the Consent Letter and the Fee Letter.

“Transfer Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“Voting Agreement” means the Voting Agreement, in the form attached hereto as Exhibit F, by and between Buyer, Seller, Ophir Sternberg and Lionheart Equities, LLC.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances other than under applicable state and federal securities laws and Encumbrances created by Buyer, for the consideration specified in Section 2.02.

Section 2.02 Total Consideration. In consideration for the Shares, Buyer shall pay to Seller an amount equal to the BFI Consideration Share Amount (the “Total Consideration”), which shall be paid by Buyer through the issuance of the BFI Consideration Shares at the Closing in accordance with Section 2.03.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) cause the Transfer Agent to:

(A) register Seller as the owner of the BFI Consideration Shares;

(B) issue uncertificated BFI Closing Date Shares represented by book-entry shares, free and clear of all Encumbrances, other (i) than restrictions on transfer under applicable state and federal securities laws; and (ii) subject to the Registration Rights Agreement, to Seller;

(C) issue uncertificated Purchase Price Adjustment Escrow Shares represented by book-entry shares, free and clear of all Encumbrances, other (i) than restrictions on transfer under applicable state and federal securities laws; and (ii) subject to the Registration Rights Agreement, to the Escrow Agent pursuant to the Escrow Agreement to be held for the purpose of securing the obligations of Seller in Section 2.04(f) and Section 2.05; and

(D) issue uncertificated Indemnification Escrow Shares, represented by book-entry shares, free and clear of all Encumbrances, other (i) than restrictions on transfer under applicable state and federal securities laws; and (ii) subject to the Registration Rights Agreement, to the Escrow Agent pursuant to the Escrow Agreement to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VIII and the obligations of Seller in Section 2.04(f), Section 2.05 and Section 6.09;

(ii) deliver to Seller:

(A) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, in each case, duly executed by Buyer;

(B) the Restrictive Covenant Agreement, duly executed by Buyer;

(C) the Voting Agreement, duly executed by Buyer, Ophir Sternberg and Lionheart Equities, LLC;

(D) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Buyer Board authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(E) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(F) a copy of a D&O insurance policy or an amendment to an existing D&O Policy (the “D&O Policy”) in effect at the Closing for the benefit of each of Buyer’s and its Subsidiaries’ (including each ACFP Company) directors and officers, in form, amount and substance reasonably satisfactory to Seller and generally consistent with industry practice and customs;

(G) true and complete copies of the Continuance of ACFP Debt Documents duly executed and delivered by Buyer and each of its Subsidiaries, including any amendments agreed upon by the Parties pursuant to Section 5.09, and including, with respect to Buyer and each of its Subsidiaries, (1) joinder agreements to the Continuance of ACFP Debt Documents, (2) security agreements, mortgages, pledge agreements or other similar agreements and any other agreements, instruments, documents and deliveries (including certificated capital stock or other equity interests of each of Buyer’s Subsidiaries together with undated stock powers executed in blank) for the purpose of creating a lien in favor of the collateral agent as required and pursuant to the Continuance of ACFP Debt Documents, (3) customary secretary’s and other officer’s certificates certifying as to the certificate or articles of incorporation, certificate of formation or other equivalent organizational documents, including all amendments thereto, of Buyer and each of its Subsidiaries, certified as of a recent date by the secretary of state (or other similar official) of the jurisdiction of its organization or formation, the bylaws (or limited liability company agreement or other equivalent governing documents) of Buyer and each of its Subsidiaries, a certificate as to the good standing of Buyer and each of its Subsidiaries, as of a recent date from the secretary of state (or other similar official) of the jurisdiction of its organization or formation, and a true and complete copy of resolutions duly adopted by the Buyer Board (or its equivalent) and each of its Subsidiaries or such other applicable authorization, authorizing the execution, delivery and performance of the Continuance of ACFP Debt Documents and, in the case of Buyer, the borrowings hereunder, and as to the incumbency and specimen signature of each officer executing any of the Continuance of ACFP Debt Documents or any other document delivered in connection therewith on behalf of Buyer and its Subsidiaries, (4) customary legal opinions with respect to the Continuance of ACFP Debt Documents provided by counsel to Buyer, (5) customary closing certificates of appropriate officers of Buyer and each of its Subsidiaries and (6) a customary solvency certificate with respect to Buyer and its Subsidiaries;

(H) a USB thumb drive or similar electronic storage device containing all of the information uploaded to the Data Room and made available to Seller by Buyer prior to the date of this Agreement; and

(iii) deliver to the Escrow Agent, the Escrow Agreement, duly executed by Buyer;

(iv) deliver a total amount equal to the Final Company Transaction Expenses by wire transfer in immediately available funds to such Persons, accounts and amounts as designated in the Funds Flow Memorandum.

(b) At the Closing, Seller and the Company shall deliver:

(i) to Buyer,

(A) stock certificates evidencing the Shares, free and clear of all Encumbrances other than restrictions on transfer under applicable state and federal securities Laws and Encumbrances created by Buyer, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(B) the Transaction Documents to which Seller or the Company is a party and all other agreements, documents, instruments or certificates required to be delivered by Seller or the Company at or prior to the Closing pursuant to this Agreement, in each case, duly executed by Seller;

(C) each Catterton Release, duly executed by ACFP Management, Inc., Catterton Management Company, L.L.C. and Quilvest Capital Partners USA, Inc.;

(D) the Restrictive Covenant Agreement, duly executed by Catterton Partners VII, L.P., Catterton Partners VII Offshore, L.P. and Catterton Partners VII Special Purposes, L.P.;

(E) the Voting Agreement, duly executed by Seller;

(F) copies of the interim financial statements of the ACFP Companies for the six (6) month period ending June 30, 2021;

(G) a good standing certificate (or its equivalent) for each ACFP Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such ACFP Company is organized;

(H) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(I) a certificate of the Vice President (or equivalent officer) of each of Seller and the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Seller and the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(J) a certificate of the Vice President (or equivalent officer) of each of Seller and the Company certifying the names and signatures of the officers of Seller and the Company, as applicable, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(K) true and complete copies of the Continuance of ACFP Debt Documents, including any amendments agreed upon by the Parties pursuant to Section 5.09, duly executed and delivered by the administrative agent and the lenders under the Credit Agreement and the Company and each of its Subsidiaries and including, with respect to the Company and each of its Subsidiaries, any other documentation reasonably required to consummate the transactions set forth in the Continuance of ACFP Debt Documents; and

(L) a USB thumb drive or similar electronic storage device containing all of the information uploaded to the Data Room and made available to Buyer by the Company and Seller prior to the date of this Agreement.

(ii) to the Escrow Agent, the Escrow Agreement, duly executed by Seller; and

(iii) to holders of outstanding Indebtedness, if any, other than the ACFP Continuing Indebtedness, by wire transfer of immediately available funds, that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment. Prior to the Closing Date, Seller shall have prepared and delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (i) Cash as of the Closing (“Estimated Cash”), (ii) ACFP Continuing Indebtedness as of the Closing (“Estimated ACFP Continuing Indebtedness”); and (iii) the Net Indebtedness Amount as of the Closing (“Estimated Net Indebtedness Amount”), in each case, with reasonable supporting documentation and prepared in accordance with GAAP and the relevant definitions herein, together with a calculation of the BFI Consideration Share Amount, and BFI Consideration Shares, based on such estimates.

(b) Post-Closing Adjustment. Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth its calculation of (i) Cash as of the Closing, (ii) ACFP Continuing Indebtedness as of the Closing and (iii) the Net Indebtedness Amount, as well as a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a certificate of the Chief Financial Officer of Buyer that the

Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared and audited as of a fiscal year end. The calculation of the purchase price adjustments set forth in this Section 2.04 does not permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, assumptions, techniques or estimation methodologies.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the ACFP Companies.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the calculations of Cash, ACFP Continuing Indebtedness and Net Indebtedness Amount reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement and the calculations set forth therein with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of CohnReznick LLP or, if CohnReznick LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (who, for the avoidance of doubt, shall not be Seller’s Accountants or

Buyer’s Accountants) (the “Independent Accountant”). The Independent Accountant, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Net Indebtedness Amount, as the case may be, and the Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items which are then Disputed Items and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Net Indebtedness Adjustment shall be conclusive and binding upon the Parties.

(d) The Cash, ACFP Continuing Indebtedness and Net Indebtedness Amount as of the Closing as agreed to by Buyer and Seller pursuant to Section 2.04(c)(ii) or as determined by the Independent Accountant pursuant to Section 2.04(c)(v) shall be deemed the “Final Cash,” “Final ACFP Continuing Indebtedness” and “Final Net Indebtedness Amount.”

(e) In the event that (i) the Estimated Net Indebtedness Amount is greater than the Final Net Indebtedness Amount, the BFI Consideration Share Amount shall be increased by an amount equal to the Estimated Net Indebtedness Amount minus the Final Net Indebtedness Amount, or (ii) the Final Net Indebtedness Amount is greater than the Estimated Net Indebtedness Amount, the BFI Consideration Share Amount shall be reduced by an amount equal to the Final Net Indebtedness Amount minus the Estimated Net Indebtedness Amount (the amount determined pursuant to clause (i) or (ii), as applicable, the “Net Indebtedness Adjustment”).

(f) Payments of Net Indebtedness Adjustment. Except as otherwise provided herein, any payment of the Net Indebtedness Adjustment, shall (i) be due (x) within five (5) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (ii) or (v) above; and (ii) be paid: (A) to the extent the Net Indebtedness Adjustment is in favor of Buyer, by transferring to Buyer a certain amount of Purchase Price Adjustment Escrow Shares (valued at the Per Common Share Amount) representing such Net Indebtedness Adjustment amount, with the remainder of such Purchase Price Adjustment Escrow Shares held in the Purchase Price Adjustment Escrow Fund (if any) to be transferred to Seller pursuant to joint written instructions to be executed by Buyer and

Seller and delivered to the Escrow Agent within such five (5) Business Day period; (B) to the extent the Net Indebtedness Adjustment is in favor of Seller, by (x) transferring all Purchase Price Adjustment Escrow Shares held in the Purchase Price Adjustment Escrow Fund (if any) to Seller pursuant to joint written instructions to be executed by Buyer and Seller and delivered to the Escrow Agent within such five (5) Business Day period and (y) BFI issuing to Seller, within such five (5) Business Day period, additional shares of BFI Common Stock (valued at the price per share of the BFI Common Stock at the close of trading on the Closing Date) representing such Net Indebtedness Adjustment amount; and (C) to the extent the amount of a Net Indebtedness Adjustment in favor of Buyer exceeds the amount represented by the Purchase Price Adjustment Escrow Fund, by transferring to Buyer an additional amount of Indemnification Escrow Shares equal to such shortfall (valued at the Per Common Share Amount) pursuant to joint written instructions to be executed by Buyer and Seller and delivered to the Escrow Agent within such five (5) Business Day period; provided, in such event, Seller shall transfer an amount of BFI Consideration Common Shares equal to such shortfall amount up to $4,000,000 (valued at the Per Common Share Amount) into the Indemnification Escrow Fund within three (3) Business Days in order to replace the Indemnification Escrow Shares that were used for the shortfall of the Purchase Price Adjustment Escrow Fund.

(g) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 and Section 2.05 shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Locked Box and Leakage.

(a) Seller agrees that, except for Permitted Leakage, during the period following the Locked Box Date and ending at the Closing (the occurrence of any of the following events after the Locked Box Date and at or before the Closing, which are not Permitted Leakage, constituting an incidence of “Leakage”):

(i) no ACFP Company has declared, authorized, paid or made, or agreed to pay or make, any dividend, distribution, return of capital or disbursement (whether in cash or in-kind) to, or on behalf of, Seller or any Seller Related Person;

(ii) no ACFP Company has declared, authorized, paid or made, or agreed to pay or make, any other payments to be made (including management fees, consulting fees, professional advisors’ fees, monitoring fees, service or directors’ fees, bonuses, pension, severance or other compensation of any kind) by the Company to, on behalf of, or for the benefit of Seller or any Seller Related Person;

(iii) no ACFP Company has transferred or surrendered any asset to, or assumed, indemnified or incurred any Liability for the benefit of, Seller or any Seller Related Person, or payment by an ACFP Company of Tax due by Seller or any Seller Related Person, or associated with past termination severance agreements, past settled, but unpaid litigation matters or unpaid lease termination costs, or any agreement or obligation to take such action;

(iv) no ACFP Company has made any repayment of principal on any Indebtedness or payment of any interest on or other payment in relation to any Indebtedness obligation to Seller or any Seller Related Person;

(v) no ACFP Company has waived or agreed to waive (i) any amount owed to such ACFP Company by Seller, its Affiliates, their Representatives, the Company Related Persons or the Seller Related Persons; or (ii) any Actions by such ACFP in respect of any Contract or otherwise with Seller or any Seller Related Person;

(vi) no ACFP Company has assumed, incurred, paid or prepaid, or agreed to pay or prepay, any professional fees, broker fees, agent fees or expenses or other similar costs in connection with this Agreement and the Transaction Documents, including the Transaction Expenses (it being acknowledged by Buyer that any payments of Transaction Expenses are not deemed to be a breach of this Agreement and are instead subject to Section 10.01 hereof);

(vii) no ACFP Company has made any other transfer of value of any nature (whether in cash or in in kind) from an ACFP Company to or for the benefit of Seller or any Seller Related Person;

(viii) no ACFP Company has granted any indemnity to, or for the benefit, of Seller or any Seller Related Person; and

(ix) no ACFP Company has paid or agreed to pay any fees, costs or Tax or other amounts as a result of the matters set out in the foregoing Section 2.05(a)(i) through (viii).

(b) By no later than two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a statement setting forth any Leakage, if applicable (the “Leakage Closing Statement”), including the final amount of the Transaction Expenses to be paid at Closing or which were paid between the Locked Box Date and the Closing (the “Final Company Transaction Expenses”). At Closing, in the event of any Leakage, the BFI Consideration Share Amount shall be reduced by an amount equal to such Leakage included on the Leakage Closing Statement.

(c) There shall be no reduction in the BFI Consideration Share Amount under Section 2.05(b) unless Buyer has notified Seller in writing of its breach of Section 2.05(a), or the claim under Section 2.05(b), stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, within sixty (60) days of the Closing Date.

(d) In the event Buyer makes a claim of any additional Leakage not included in the Leakage Closing Statement and notifies Seller in accordance with Section 2.05(c), the dispute resolution mechanics described in Section 2.04(c), and the final resulting determination of Leakage (whether by the parties’ mutual agreement or by determination by the Independent Accountant, as applicable), shall apply to such claim of Leakage mutatis mutandis. In the event of a final determination of any additional Leakage, Seller shall transfer to Buyer BFI Common Stock representing the cash equivalent value of the amount of such additional Leakage (valued at the Per Common Share Amount), with such transfer made within five (5) Business Days of the final determination of any additional Leakage pursuant to this Section 2.05(d); provided, if Seller does not have sufficient BFI Common Stock to repay Buyer for such Leakage, Seller (or its applicable Affiliate(s), Representative, Company Related Person or Seller Related Person) shall transfer BFI Preferred Stock to Buyer representing the cash equivalent value of the amount of such shortfall, with such transfer made simultaneously with the transfer of BFI Common Stock to Buyer pursuant to this Section 2.05(d).

(e) The aggregate Liability of Seller in respect of this Section 2.05 shall not exceed an amount equal to the Leakage actually received by or benefitted to Seller or any Seller Related Person, plus any professional fees incurred by Buyer and Seller in determining the final amount of the Leakage. Buyer shall have no other remedy available to it in respect of any breach of the covenants provided by Seller under Section 2.05(a) other than that provided under Section 2.05(b).

Section 2.06 Compliance with Rules of Principal Market. Buyer shall not issue or sell any shares of BFI Common Stock pursuant to this Agreement, and Seller shall not purchase or acquire any shares of BFI Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of BFI Common Stock that would be issued pursuant to this Agreement and the transactions contemplated hereby, including with respect to the Option Consideration Shares, would exceed 3,578,405 (representing 19.99% of the shares of BFI Common Stock issued and outstanding immediately prior to the execution of this Agreement), which number of shares shall be (i) reduced, on a share-for-share basis, by the number of shares of BFI Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and (ii) appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction that occurs after the date of this Agreement (such maximum number of shares, the “Exchange Cap”). For the avoidance of any doubt, in the event the issuance of any BFI Common Stock pursuant to this Agreement would otherwise result in the number of shares of BFI Common Stock being in excess of the Exchange Cap, Buyer shall not issue such excess shares in the form of BFI Common Stock and shall instead issue to Seller additional shares of BFI Series A Preferred Stock (valued at a price per share of $25.00) in an amount equal to the aggregate value of such excess shares of BFI Common Stock (valued at the Per Common Share Amount).

Section 2.07 Treatment of Company Options.

(a) Effective as of the Closing, Buyer shall assume the Company Option Plan and all of the Company Options (other than Out-of-Money Options) that are outstanding and unexercised at the time of the Closing. Immediately following the Closing, the Company and Buyer shall cause the applicable award agreements issued to each Company Option Holder under the Company Option Plan to be amended pursuant to the applicable Amendment to the Company Stock Option Agreement and without any action on the part of the Company Option Holder thereof. Pursuant to each Amendment to the Company Stock Option Agreement and subject to the terms and conditions thereof, each Company Option (other than Out-of-Money Options) that is outstanding and unexercised immediately following the Closing shall be converted into a number of shares of BFI Common Stock (each such share of BFI Common Stock, an “Option Consideration Share”) equal to the quotient obtained by dividing (i) the product of (A) the aggregate number of shares of Common Stock issuable upon exercise of each such Company Option by (B) the excess of (1) the Company Per Share Value less (2) the exercise price per share applicable to such Company Option, by (ii) the BFI Closing Date Price.

(b) Notwithstanding the foregoing, effective as of the Closing, each Out-of-Money Option shall be cancelled without any consideration in respect thereof.

(c) As soon as reasonably practicable following the final delivery of the Final Allocation Table as provided in Section 5.18(b), the Company and Buyer will use commercially reasonable efforts to deliver to each applicable Company Option Holder such Company Option Holder’s Amendment to the Company Stock Option Agreement pursuant to this Section 2.07, duly executed by the Company and Buyer.

(d) Prior to the Closing, (i) the Company shall take, or cause to be taken, all corporate action reasonably necessary under the Company Option Plan or otherwise to give effect to the provisions of this Section 2.07 and (ii) Buyer shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of BFI Common Stock for delivery with respect to the Option Consideration Shares issued by it in accordance with this Section 2.07.

(e) On the Closing Date, Buyer shall prepare and file with the SEC a registration statement on Form S-8 covering the issuance of all of the Option Consideration Shares. The registration statement will become effective under the Securities Act automatically upon filing with the SEC.

Section 2.08 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9 a.m., Eastern time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Holland & Knight, LLP, 701 Brickell Avenue, Suite 3300, Miami, Florida 33131 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Parties shall use commercially reasonable best efforts to cause the Closing Date to occur on or before November 15, 2021.

Section 2.09 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Total Consideration all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law; provided that Buyer provides Seller with at least five (5) days’ advance notice of the applicability of any withholding Tax and Buyer shall use commercially reasonable efforts to work together with Seller during such five (5) day period to reduce or eliminate any such withholding Tax, to the extent possible under applicable Laws. Any amounts so deducted and withheld will be remitted by Buyer to the appropriate Governmental Authority on a timely basis. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes as having been paid to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Original SPA Date and shall be true and correct as of the Closing Date.

Section 3.01 Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and the Company) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium and other similar Laws of general application from time to time in effect affecting creditors’ rights generally, (ii) by general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy (collectively, the “Enforceability Exceptions”). When each Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms, except with respect to the Enforceability Exceptions.

Section 3.02 Organization, Authority and Qualification of the Company and the other ACFP Companies.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement and the Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Seller) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the

Enforceability Exceptions. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company, enforceable against it in accordance with its terms, except with respect to the Enforceability Exceptions.

(b) Each other ACFP Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of each such entity’s organization or formation and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02(b) of the Disclosure Schedules sets forth: (i) the type of entity of each ACFP Company; and (ii) the state in which each ACFP Company was formed or organized, and each ACFP Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be material to the ACFP Companies, taken as a whole. All corporate actions taken by each ACFP Company in connection with this Agreement and the Transaction Documents will be duly authorized on or prior to the Closing. Seller has heretofore delivered true and complete copies of the organizational documents as currently in full force and effect for each ACFP Company.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 170,000 shares of common stock, par value $0.001 (“Common Stock”), of which 122,542.644 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, representing 100% of the capital stock of the Company on a fully-diluted basis, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any Contract to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) Except for the Company Options, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Company Subsidiaries. An organizational chart and a true and complete list of all the Subsidiaries of the Company and the ownership of such ACFP Company as of the Original SPA Date is set forth in Section 3.04 of the Disclosure Schedules. Except as set forth in Section 3.04 of the Disclosure Schedules, (i) the Company is the direct or indirect owner of all outstanding shares of capital stock or membership interests of each Subsidiary of the Company and all such shares or membership interests are duly authorized, validly issued, fully paid and nonassessable, (ii) all of the outstanding shares of capital stock or membership interests of each Subsidiary of the Company are directly or indirectly owned by the Company free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws or pursuant to the Credit Agreement, (iii) there are no outstanding Subsidiary Stock Rights solely with respect to the ACFP Companies, (iv) there are no outstanding contractual obligations of any ACFP Company to repurchase, redeem or otherwise acquire any capital stock or membership interest of any Subsidiary of the Company or any Subsidiary Stock Rights solely with respect to the ACFP Companies and (v) the Company does not own, directly or indirectly, any class of capital stock or other equity or voting interests of any Person other than the capital stock of its Subsidiaries set forth in Section 3.04 of the Disclosure Schedules.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or any ACFP Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any ACFP Company, in each case, except where such conflict, violation or default would not, individually or in the aggregate, be material to the ACFP Companies, taken as a whole; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit required by the ACFP Companies to conduct the ACFP Business as currently conducted except as would not, individually or in the aggregate, be material to the ACFP Companies, taken as a whole; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any ACFP Company other than those relating to the ACFP Continuing Indebtedness. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any ACFP Company in connection with the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have an ACFP Material Adverse Effect.

Section 3.06 Financial Statements. Complete copies of the Company’s consolidated audited financial statements consisting of the balance sheet of the Company as at December 31, 2018, December 30, 2019 and January 4, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 12-month periods then ended (the “Audited Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Company as at July 5, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Locked Box Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Locked Box Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse in the aggregate) and the absence of notes (the effect of which will not be materially adverse in the aggregate). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the ACFP Companies as of the respective dates they were prepared and the results of the operations of the ACFP Companies for the periods indicated. The balance sheet of the Company as of January 4, 2021, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of Locked Box Date is referred to herein as the “Locked Box Balance Sheet.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, no ACFP Company has any Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, including Liabilities for future performance under Contracts entered into by an ACFP Company in the ordinary course of business or as otherwise provided in the Data Room (none of which is a Liability for a breach of any such Contract, breach of warranty, tort, infringement or violation of applicable Law); provided, however, no ACFP Company has any Liabilities associated with past termination severance agreements, past settled, but unpaid litigation matters or unpaid lease termination costs.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Locked Box Date, and other than in the ordinary course of business consistent with past practice or permitted or required under this Agreement, there has not been as of the Original SPA Date, with respect to any ACFP Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, an ACFP Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of any ACFP Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of any ACFP Company, except as required by applicable Law or GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in an ACFP Company’s cash management practices or acceleration with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, or delay of payment of any account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business consistent with past practice;

(h) entry into any Contract that would constitute a Material Contract, except as set forth in Section 3.08(h) of the Disclosure Schedules;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property, except (i) for non-exclusive licenses granted in the ordinary course of business or (ii) pursuant to Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Material Contract;

(p) any material capital expenditures;

(q) imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the ACFP Companies properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former officers or directors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment of any of the ACFP Continuing Executives or the ACFP Continuing Officers or, with respect to the ACFP

Continuing Employees, termination of any employees for which the aggregate costs and expenses exceed $100,000, in each case without the prior written consent of Buyer, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, in each case except as required by applicable Law or the terms of any Benefit Plan in effect as of the Original SPA Date;

(s) hiring or promoting any person as or to (as the case may be) to be an officer;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant with compensation in excess of $100,000 or any of the ACFP Continuing Executives, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral, in each case, except in the ordinary course of business or as required by applicable Law or the terms of any Benefit Plan in effect as of the Original SPA Date;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election or take any position on any Tax Return, amend any Tax Return, take any action, omit to take any action or enter into any transaction, in each case, that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists as of the Original SPA Date each of the following Contracts of each ACFP Company, excluding, in each case, any Benefit Plan, as of the Original SPA Date (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of any ACFP Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

(ii) all Contracts with food suppliers material to the ACFP Companies (taken as a whole);

(iii) all Contracts related to the lease of restaurant locations or real property;

(iv) all Contracts that require any ACFP Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(vi) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) all Contracts for the employment, engagement or services of any employees, independent contractors or consultants with an annual base salary (or annual base wages or fees) in excess of $100,000 to which any ACFP Company is a party;

(viii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including guarantees) of any ACFP Company;

(ix) all Contracts with any Governmental Authority to which any ACFP Company is a party (“Government Contracts”);

(x) all Contracts that limit or purport to limit the ability of any ACFP Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) any Contracts to which any ACFP Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii) all Contracts between or among any ACFP Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xiii) all collective bargaining agreements or Contracts with any Union to which any ACFP Company is a party.

(b) Each Material Contract is valid and binding on an ACFP Company, as applicable, in accordance with its terms and is in full force and effect, in each case subject to the Enforceability Exceptions. None of the ACFP Companies or, to Seller’s Knowledge, any other party thereto is in breach of or default in any material respect under any Material Contract. No ACFP Company has received any written or, to the Seller’s Knowledge, oral notice from a party to a Material Contract of an intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) No ACFP Company owns or has owned any Real Property. An ACFP Company has, or will have at the Closing, good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets (except, in all cases, with respect to Intellectual Property, which is addressed in Section 3.12(c)) reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) Encumbrances for Taxes not yet due and payable, that are due but not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent;

(iii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the ACFP Business;

(iv) non-exclusive licenses granted in the ordinary course of business;

(v) Encumbrances arising under equipment leases and other similar agreements with third parties entered into in the ordinary course of business consistent with past practice, which are not, individually or in the aggregate, material to the ACFP Business;

(vi) other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, which are not, individually or in the aggregate, material to the ACFP Business; and

(vii) Encumbrances arising under or relating to the Credit Agreement.

(b) Section 3.10(b) of the Disclosure Schedules lists as of the Original SPA Date: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by an ACFP Company, the ACFP Company and the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the use as of the Original SPA Date of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable ACFP Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or any ACFP Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. No ACFP Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To Seller’s Knowledge, the use and operation of the Real Property in the conduct of the ACFP Business does not violate in any material respect any Law, Permit, lease or real property license. To Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than an ACFP Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of an ACFP Company are: (i) structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put in all material respects, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or material repairs except for ordinary, routine maintenance and repairs; and (ii) sufficient to permit the ACFP Business, taken as a whole, to be conducted and operated, immediately following the Closing Date, as presently conducted in all material respects.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Registrations as of the Original SPA Date, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements as of the Original SPA Date, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which an ACFP Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which an ACFP Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to an ACFP Company’s ownership or use (including any restrictions on use) of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on an ACFP Company in accordance with its terms and is in full force and effect. Neither any ACFP Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) An ACFP Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the material Company Intellectual Property, and has the valid and enforceable right to use all other material Intellectual Property used or held for use in or necessary for the conduct of the ACFP Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances and Company IP Agreements. Except as would not reasonably be expected, individually or in the aggregate, to be material to the ACFP Companies, an ACFP Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with an ACFP Company whereby such employee or independent contractor granted to an ACFP Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the ownership interest of an ACFP Company in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Except as set forth in Section 3.05 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the right to own or use of any ACFP Company of any Company Intellectual Property or Licensed Intellectual Property.

(e) The Company Intellectual Property is valid and enforceable, all Company IP Registrations are subsisting and in full force and effect, and each of the ACFP Companies has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all material Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to the ACFP Companies, the conduct of the ACFP Business as currently conducted and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith and the products, processes and services of any ACFP Company, have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of the Seller, no person has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(g) Except as would not reasonably be expected, individually or in the aggregate, to be material to the ACFP Companies, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Knowledge of Seller, threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by any ACFP Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or the right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property of any ACFP Company; or (iii) by any ACFP Company alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. Neither Seller nor any ACFP Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No ACFP Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that materially restricts or impairs its use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all material social media accounts used in the ACFP Business and accessible by, or under the control of, management of ACFP Management, Inc. The ACFP Companies have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to any ACFP Company’s use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled or, to the Knowledge of the Seller, pending or threatened, alleging any (i) breach or other violation of any Platform Agreement by an ACFP Company; or (ii) defamation, violation of publicity rights of any Person or any other violation by any ACFP Company in connection with its use of social media.

(i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the ACFP Companies, the Company IT Systems are in good working condition and are sufficient for the operation of the ACFP Business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the ACFP Business and that has not been remedied. Each ACFP Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems (to the extent such Company IT Systems are in such ACFP Company’s possession or control), including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(j) Each ACFP Company has complied in all material respects with all applicable Laws and all of its publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the ACFP Business. In the past three (3) years, no ACFP Company has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning an ACFP Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Locked Box Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by an ACFP Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) are not, to Seller’s Knowledge, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to reserves for bad debts consistent with past practice shown on the Locked Box Balance Sheet or, with respect to accounts receivable arising after the Locked Box Balance Sheet Date, on the accounting records of an ACFP Company, are to Seller’s Knowledge, collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Locked Box Balance Sheet or, with respect to accounts receivable arising after the Locked Box Date, on the accounting records of an ACFP Company, have been determined in accordance with GAAP and past practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14 Suppliers. Section 3.14 of the Disclosure Schedules sets forth (i) the top ten (10) suppliers to whom the ACFP Companies have paid consideration for goods or services rendered for each of fiscal year 2020 and year-to-date 2021 (as of June 18, 2021) (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. No ACFP Company has received any notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to an ACFP Company or to otherwise terminate or materially reduce its relationship with an ACFP Company.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the ACFP Companies as of the Original SPA Date (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates (including the ACFP Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies within the previous three (3) years. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any ACFP Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the ACFP Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the ACFP Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the ACFP Business and are sufficient for compliance in all material respects with all applicable Laws and Material Contracts.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by any ACFP Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the ACFP Companies); (b) against or by any ACFP Company Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (c) against or by any D&O Indemnified Person in relation its rights of exculpation, indemnification and advancement of expenses for acts or omissions for actions pursuant to the certificate of incorporation, by-laws or other equivalent governing documents of any ACFP Company or in any Contract in which an ACFP Company is a party.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against any ACFP Company. Each ACFP Company, as applicable, is in material compliance with the terms of each Governmental Order set forth in Section 3.16(b) of the Disclosure Schedules. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, each ACFP Company has complied since January 1, 2018, with and is now complying, in all material respects with all Laws applicable to it or the ACFP Business (except with respect to Laws addressed in Section 3.12(j)).

(b) All material Permits required for the ACFP Companies to conduct the ACFP Business, including all Permits related to liquor and alcohol, have been obtained by it and are valid and in full force and effect. All material outstanding fees and charges with respect to such Permits as of the Original SPA Date have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all Permits issued as of the Original SPA Date to each ACFP Company, including the names of the Permits, the ACFP Company permit holder and the applicable jurisdiction. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation or suspension of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Schedules:

(a) Each ACFP Company is currently and has been for the last five (5) years in material compliance with all Environmental Laws and has not, and Seller has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each ACFP Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.17(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the ACFP Business as currently conducted or assets of such ACFP Company and all such Environmental Permits are in full force and effect. None of any ACFP Company nor Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the Environmental Permit.

(c) Each ACFP Company and Seller have disposed of all Hazardous Materials in compliance with Environmental Laws and have not sent or disposed of Hazardous Materials to or at a site which, pursuant to CERCLA, or any similar state, federal or foreign law, is currently listed on or proposed for listing on the National Priorities List (or CERCLIS) and no real property currently owned, operated or leased by an ACFP Company is listed on, or has been proposed for listing on, CERCLIS, or any similar state list requiring investigation or remediation of the real property.

(d) There has been no Release of Hazardous Materials by Seller or an ACFP Company in contravention of Environmental Law with respect to the business or assets of an ACFP Company or any real property currently or formerly owned, operated or leased by an ACFP Company, and neither an ACFP Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the ACFP Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or an ACFP Company.

(e) To Seller’s Knowledge, other than as required and specified under the leases of the ACFP Companies’ Real Property, no ACFP Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) Seller has provided or otherwise made available to Buyer all material environmental reports, studies, audits, records, sampling data, site assessments and risk assessments with respect to the ACFP Business or assets of an ACFP Company or any currently or formerly owned, operated or leased real property which are in the possession of Seller or an ACFP Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(g) This Section 3.18 is the exclusive section containing representations and warranties relating to environmental matters.

Section 3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list as of the Original SPA Date of each Benefit Plan. The ACFP Companies have no employees outside of the United States.

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other non-routine correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in compliance in all material respects with its terms and with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to materially adversely affect the qualified status of any Qualified Benefit Plan. To the Knowledge of Seller, nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) Neither any ACFP Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred Taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan: (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or any other plan subject to Sections 412 or 430 of the Code or Section 302, or Title IV of ERISA.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither any ACFP Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than claims for benefits in the ordinary course), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has in all material respects been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No ACFP Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events), except as set forth on Section 3.19(i) of the Disclosure Schedules: (i) entitle any current or former director, officer, employee, independent contractor or consultant of an ACFP Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of an ACFP Company to merge, amend, or terminate any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Prior to the Closing, Seller will make available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(j) Section 3.19(j) of the Disclosure Schedules sets forth a list of the Company Option Holders and the number of Company Options, including Out-of-Money Options, held by each Company Option Holders that are outstanding and unexercised as of the Original SPA Date.

Section 3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the ACFP Companies as of the Original SPA Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the Original SPA Date; (vii) the ACFP Company employer; and (viii) location of employment. As of the Original SPA Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the ACFP Companies for services performed on or prior to the date hereof have been paid in full (or adequately accrued in accordance with applicable Law). As of the Original SPA Date, no ACFP Company is bound by any severance payment obligations with respect to the Continuing Employees.

(b) No ACFP Company is, and no ACFP Company has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Unions”), and there is not, and has not been for the past three (3) years, any Union representing any employee of an ACFP Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime affecting any ACFP Company or any of its employees. No ACFP Company has a duty to bargain with any Union.

(c) Each ACFP Company is and for the past three (3) years has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by an ACFP Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of each ACFP Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Each ACFP Company is in compliance with and has complied with all immigration laws, including Form I-9 and any applicable E-Verify obligations. There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, worker or independent contractor of the Company, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws. Except as set forth on Section 3.16(a) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed by any current or former applicant, employee, consultant, volunteer, intern, worker or independent contractor of the Company, including with respect to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Within the past three (3) years, each ACFP Company has complied in all material respects with the WARN Act, and as of the Original SPA Date, no ACFP Company has any plans to undertake any action that would trigger the WARN Act.

(e) Section 3.20(e) of the Disclosure Schedules sets forth a list of all of the employment agreements by and between an ACFP Company and any employee thereof (the “Existing Employment Agreements”).

Section 3.21 Taxes.

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by an ACFP Company have been, or will be, timely filed (taking into account any available extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by an ACFP Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each ACFP Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where an ACFP Company does not file Tax Returns that such ACFP Company is, or may be, subject to Tax by that jurisdiction.

(d) No extensions (other than automatic extensions) or waivers of statutes of limitations have been given or requested with respect to any Taxes of any ACFP Company which waiver or extension is currently in effect.

(e) The amount of the Liability of an ACFP Company for unpaid Taxes for all periods ending on or before June 30, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. All Taxes for which an ACFP Company has become liable since the most recent Balance Sheet Date have been incurred in the ordinary course of business consistent with past practice.

(f) All material deficiencies asserted, or assessments made, against an ACFP Company as a result of any examinations by any taxing authority have been fully paid.

(g) No ACFP Company is a party to any Action by any taxing authority with respect to material Taxes. There are no pending or threatened Actions by any taxing authority against any ACFP Company with respect to material Taxes.

(h) Seller has delivered or made available to Buyer copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any ACFP Company for all Tax periods ending after December 31, 2016.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable, or that are due but not delinquent) upon the assets of any ACFP Company.

(j) No ACFP Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than agreements entered into by such ACFP Company in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to an ACFP Company.

(l) No ACFP Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the consolidated group of which the Company is parent. No ACFP Company has Liability for Taxes of any Person (other than the such ACFP Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than agreements entered into by such ACFP Company in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(m) No ACFP Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) prepaid amount received on or before the Closing Date;

(iv) any election under Section 108(i) of the Code; or

(v) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(n) No ACFP Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) No ACFP Company is, and no ACFP Company been, a party to a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(p) No ACFP Company has a permanent establishment (within the meaning of an applicable Tax treaty or convention) outside of the United States. No ACFP Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of any ACFP Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

The representations and warranties set forth in this Section 3.21, Section 3.08(z) and so much of Section 3.19 as relates to Taxes are the only representations and warranties of the ACFP Companies in this Agreement with respect to Tax matters. Such representations and warranties, other than those in Section 3.21(d), (j), (k), (l) and (m), may only be relied upon for Tax periods (or portions thereof) ending on or before the Closing Date, and not for any Tax periods (or portions thereof) beginning after the Closing Date.

Section 3.22 Books and Records. The minute books and stock record books of each ACFP Company, all of which, to the extent in Seller’s or an ACFP Company’s possession, have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each ACFP Company contain materially accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of such ACFP Company. At the Closing, all of those books and records will be in the possession of the applicable ACFP Company.

Section 3.23 Banks; Power of Attorney;.

(a) Section 3.23(a) of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which any ACFP Company has accounts or safe deposit boxes (the “ACFP Company Bank Accounts”), the amounts of Cash in such ACFP Company Bank Accounts and the names of all Persons authorized to draft thereon or to have access thereto.

(b) Except as set forth on Section 3.23(a) of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of any ACFP Company.

Section 3.24 Franchise Matters. None of the restaurants in the ACFP Business are subject to a franchise agreement. The ACFP Business has not been operated, nor have franchise agreements been offered in writing or executed for operations of an ACFP Business restaurant. Neither Seller nor any ACFP Company has owned or operated any franchise system.

Section 3.25 Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Seller.

Section 3.26 Investment Experience. Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in Buyer and protecting its own interests.

Section 3.27 Risk of Investment. Seller understands and acknowledges that its investment in Buyer involves risks. Seller can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the securities for an indefinite period of time and to suffer a complete loss of its investment.

Section 3.28 Investment Purpose. Seller is acquiring the BFI Consideration Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the Shares are not registered under the Securities Act or any state securities laws and the offer and sale of the BFI Consideration Shares are being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and applicable securities laws. Accordingly, the BFI Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The book-entry shares evidencing the BFI Consideration Shares will bear a restrictive legend.

Section 3.29 Accredited Investor. Seller and each of its equity holders is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Seller agrees to furnish any additional information requested by Buyer or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the issuance of the BFI Consideration Shares.

Section 3.30 No Market. No market for the resale of any of the BFI Consideration Shares currently exists, and no such market may ever exist. Accordingly, Seller must bear the economic and financial risk of an investment in the BFI Consideration Shares for an indefinite period of time.

Section 3.31 Access to Data. Seller has had an opportunity to conduct due diligence and ask questions of officers of Buyer, which questions were answered to its reasonable satisfaction. Seller understands that any such discussions, as well as any information provided by Buyer, were intended to describe certain aspects of Buyer’s business and prospects, but were not necessarily a thorough or exhaustive description.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) solely with respect to Section 4.05(c), Section 4.05(d), Section 4.06, Section 4.07, Section 4.08 and Section 4.12 as disclosed in the BFI Reports (and excluding any disclosures set forth in the BFI Reports (x) under the captions “Risk Factors” or “Forward-Looking and

Cautionary Statements” and (y) in any other section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth in the numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the Original SPA Date and shall be true and correct as of the Closing Date.

Section 4.01 Organization, Authority and Qualification of the BFI Companies.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Except for Buyer, each other BFI Company is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the state of each such entity’s organization or formation and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01(a) of the Disclosure Schedules sets forth as of the date hereof: (i) the type of entity of each BFI Company and (ii) the state in which each BFI Company was formed or organized, and each BFI Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be material to the BFI Companies, taken as a whole.

(b) Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except with respect to the Enforceability Exceptions. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except with respect to the Enforceability Exceptions. The copies of the Buyer Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that are incorporated by reference into the BFI 10-K are complete and correct copies thereof as in effect on the date hereof. The Buyer Board, at a duly called and held meeting, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Buyer and Buyer’s stockholders, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) and adopting and approving a resolution having the effect of causing Buyer not to be subject to Section 203 of the DGCL that might otherwise apply to this Agreement or the transactions contemplated by this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently withdrawn or modified in any manner adverse to Seller.

Section 4.02 Capitalization.

(a) As of the Original SPA Date, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of common stock, par value $0.0001 (“BFI Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 (the “BFI Preferred Stock”). At the Closing, the authorized capital stock of Buyer shall consist of (i) 100,000,000 shares of BFI Common Stock and (ii) 10,000,000 shares of BFI Preferred Stock (of which there shall be no shares of BFI Preferred Stock designated by Buyer other than BFI Series A Preferred Stock to the extent required for Buyer to comply with its obligations to issue the BFI Series A Preferred Stock under this Agreement). Buyer is also authorized to issue redeemable warrants, each exercisable for one share of BFI Common Stock at an exercise price of $11.50 per share. As of November 2, 2021, 17,900,976 shares of BFI Common Stock are issued and outstanding; (ii) no shares of BFI Preferred Stock are issued and outstanding; and (iii) Buyer has the following warrants and options outstanding: (A) 15,063,900 warrants outstanding, each exercisable for one share of BFI Common Stock at an exercise price of $11.50; (B) an option to purchase 75,000 units (each unit comprising one share of common stock and one warrant exercisable for one share of common stock at an exercise price of $11.50), at an exercise price of $10.00 per unit, with each unit consisting of one share of BFI Common Stock and one warrant exercisable for one share of BFI Common Stock at an exercise price of $11.50; (C) 2,700,000 shares of BFI Common Stock were reserved for issuance pursuant to outstanding restricted stock units and 9,356,459 shares of BFI Common Stock were reserved for contingent consideration as part of the December 16, 2020 acquisition of BurgerFi International, LLC. Except as set forth in the foregoing sentence, as of the Original SPA Date, there are no issued and outstanding shares of capital stock of Buyer and there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or any other interest in, Buyer.

(b) As of the date hereof, all of the BFI Consideration Shares and Option Consideration Shares have been duly authorized. Upon consummation of the transactions contemplated by this Agreement, Seller shall own all of the BFI Consideration Shares, free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws and all of the BFI Consideration Shares and the Option Consideration Shares shall be validly issued, fully paid and non-assessable. Buyer has, and will continue to have through the Closing, sufficient authorized but unissued BFI Common Stock and BFI Series A Preferred Stock for Buyer to meet its obligation to deliver the BFI Consideration Shares and the Option Consideration Shares under this Agreement.

Section 4.03 Buyer Subsidiaries. An organizational chart and a true and complete list of all the Subsidiaries of Buyer and the ownership as of such BFI Company as of the date hereof is set forth in Section 4.03 of the Disclosure Schedules. Except as set forth in Section 4.03 of the Disclosure Schedules, (i) Buyer is the direct or indirect owner of all outstanding shares of capital stock or membership interests of each Subsidiary of Buyer and all such shares or membership interests are duly authorized, validly issued, fully paid and nonassessable, (ii) all of the outstanding shares of capital stock or membership interests of each Subsidiary of Buyer are directly or indirectly owned by Buyer free and clear of all Encumbrances, other than restrictions on transfer under applicable state and federal securities Laws and Permitted Encumbrances, (iii) there are no outstanding Subsidiary Stock Rights solely with respect to the BFI Companies, (iv) there are no outstanding contractual obligations of any BFI Company to repurchase, redeem or otherwise acquire any capital stock or membership interest of any Subsidiary of Buyer or any Subsidiary Stock Rights solely with respect to the BFI Companies and (v) Buyer does not own, directly or indirectly, any class of capital stock or other equity or voting interests of any Person other than the capital stock of its Subsidiaries set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, in each case, except where such conflict, violation or default would not, individually or in the aggregate, be material to the BFI Companies, taken as a whole; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract material to the BFI Business to which Buyer is a party or any Permit required by the BFI Companies to conduct the BFI Business as currently conducted, except as would not, individually or in the aggregate, be material to the BFI Companies, taken as a whole; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any BFI Company, except, in the case of each of clauses (b), (c), and (d), for any conflicts, violations, breaches, defaults, accelerations, cancellations, termination or Encumbrances that, or where the failure to obtain any consents or notices, in each case, would not reasonably be expected to have, individually or in the aggregate, a material effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) any filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, state securities laws or “blue sky” laws and the rules the Nasdaq; and (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. There are no preemptive rights or similar rights of Buyer and there are no warrants, convertible securities or other derivative securities issued by Buyer which contain anti-dilution adjustments or similar provisions (other than customary corporate structural anti-dilution adjustments none of which are, or will be, triggered by the issuance of capital stock by Buyer in connection with the transactions contemplated hereby).

Section 4.05 BFI Reports, Financial Statements.

(a) Buyer has filed or otherwise transmitted or furnished all BFI Reports required to be filed with the SEC. As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the BFI Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. None of the BFI Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Buyer currently is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, and has received no notices of non-compliance from Nasdaq other than any such notices that have been disclosed in the BFI Reports. To Buyer’s Knowledge, there is no basis upon which any BFI Reports (including any financial statements or schedules included or incorporated by reference therein) may be required to be amended (or restated in the face of financial statements). As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters or other correspondence from the SEC staff with respect to any of the BFI Reports and there are no unresolved matters required or requested by Nasdaq in any correspondence from Nasdaq.

(b) Buyer has made available (including via the SEC’s EDGAR system, as applicable) to Seller all of the BFI Financial Statements. All of the BFI Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the BFI Companies at the respective dates thereof (taking into account the notes thereto) and the consolidated results of the BFI Companies’ operations, changes in stockholders equity and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP, the absence of notes and other adjustments described therein).

(c) Except as set forth on Section 4.05(c) of the Disclosure Schedules, as of the Original SPA Date, there are no Liabilities of any BFI Company required to be reflected or reserved against on a consolidated balance sheet of Buyer prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities disclosed and provided for in the BFI Balance Sheet or in the notes thereto or in the BFI Reports, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business since the date of the most recent balance sheet contained in the BFI Financial Statements available prior to the date of this Agreement (the “BFI Balance Sheet Date”) (none of which is a Liability for a breach of any such Contract, breach of warranty, tort, infringement or violation of applicable Law).

(d) Buyer has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) required by Rule 13a-15 and 15d-15 of the Exchange Act. Except as disclosed in the BFI Reports, such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Buyer is recorded and reported on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents.

Section 4.06 Absence of Certain Changes. Except as set forth in the BFI Reports or as set forth on Section 4.06 of the Disclosure Schedules, and except as contemplated by, or as disclosed in, this Agreement, since the BFI Balance Sheet Date (a) each BFI Company has conducted its business, in all material respects, in the ordinary course (except with respect to this Agreement and discussions, negotiations and transactions related thereto) and (b) there has not been, with respect to any BFI Company, any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.07 Legal Proceedings; Governmental Orders.

(a) Except as set forth in the BFI Reports or as set forth in Section 4.07(a) of the Disclosure Schedules, there are no Actions pending or, to Buyer’s Knowledge, threatened (a) against or by any BFI Company affecting any of its properties or assets (or by or against Buyer or any Affiliate thereof and relating to the BFI Companies); or (b) against or by any BFI Company or any Affiliate of BFI that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in the BFI Reports or Section 4.07(b) of the Disclosure Schedule, to Buyer’s Knowledge, there are no outstanding material Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting any BFI Company or any of its properties or assets. Each BFI Company, as applicable, is in material compliance with the terms of each Governmental Order set forth in the BFI Reports. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a material violation of any such Governmental Order.

Section 4.08 Related Party Transactions. Except as set forth in the BFI Reports, no “related party” as defined in Item 404 of Regulation S-K is a party to any Contract with or binding upon a BFI Company (other than employment agreements and commercial agreements entered into on arm’s length terms by the a BFI Company in the ordinary course of business) that is of a type that would be required to be disclosed in the BFI Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 4.09 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 4.11 Takeover Statutes. Neither the restrictions on business combinations set forth in Section 203 of the DGCL nor, to the Buyer’s Knowledge, any other Takeover Statute apply to this Agreement, any agreement executed in connection herewith or any of the transactions contemplated hereby or thereby.

Section 4.12 Franchise Matters.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, the Franchise System has not been operated, nor have Franchise Agreements been offered in writing or executed for operations, outside of the United States as of January 1, 2020. Other than the Franchise System, Franchisor has not owned or operated any other franchise system.

(b) Section 4.12(b) of the Disclosure Schedules sets forth a list of all Franchise Agreements that are currently in effect between the Franchisor and any Franchisee. Franchisor has made available to Seller accurate and complete copies of all Franchise Agreements. Franchisor has not entered into any material addenda, amendments, waivers, extensions, renewals, side letters, or other modifications of any Franchise Agreement, except in a document separate from the standard form or version of the franchise agreement provided in the FDD used in connection with the sale of such Franchise Agreement. Except as set forth in Section 4.12(b) of the Disclosure Schedules, Franchisor has not guaranteed the obligations of any Franchisee, Franchisee owner or their respective Affiliates with respect to any obligations, liabilities, or indebtedness of the Franchised Business, including regarding any lease.

(c) Franchisor has been, and continues to be, in material compliance with all Franchise Agreements, and, except as set forth in Section 4.13(c) of the Disclosure Schedules, has not received any formal notice, demand or claim from a Franchisee that Franchisor is in material default under a Franchise Agreement. Except as set forth in Section 4.12(c) of the Disclosure Schedules, Franchisor is not in, or to Buyer’s Knowledge, no Franchisee or other party to any Franchise Agreement is in, or has received written notice of any, violation of, threatened violation of, or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Franchise Agreement.

(d) Franchisor has consistently enforced the terms of the Franchise Agreements and the Franchise Systems standards and requirements, except for such failure to enforce that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Except as set forth on Section 4.12(d) of the Disclosure Schedules, Franchisor has not amended or modified the economic terms of any Franchise Agreement, or granted any Franchisee the right to terminate the applicable Franchise Agreement earlier than as otherwise permitted in the standard form of franchise agreement that was included in the FDD provided to the Franchisee, to the extent that such amendment, modification or grant of termination rights would individually or in the aggregate have a Buyer Material Adverse Effect.

(e) Except as set forth on Section 4.12(e) of the Disclosure Schedules, each of the Franchise Agreements set forth on Section 4.12(b) of the Disclosure Schedules is in full force and effect and is the legal, valid and binding obligation of (i) Franchisor thereto and (ii) to Buyer’s Knowledge, each Franchisee thereto, and enforceable in accordance with its terms, and not subject to any claim of, or right to, termination or rescission by any Franchisee, or to Buyer’s Knowledge, any third party thereto, except as such enforceability may be limited by the Enforceability Exceptions.

(f) Section 4.12(f) of the Disclosure Schedules sets forth a list of all forms of FDDs that Franchisor has used to offer or sell Franchises at any time since January 1, 2018. Franchisor has made available to Seller accurate and complete copies of each such form of FDD. Since January 1, 2018, (i) all FDDs that Franchisor has used to offer or sell franchises at any time since January 1, 2018 have contained all information required by the FTC Rule and other Franchise Laws in all material respects, (ii) no such FDD contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, (iii) Franchisor has been in compliance with all Franchise Laws in all material respects and have not offered or sold any Franchise in material violation of any Franchise Law, and (iv) Franchisor has complied in all material respects with all the proper cause for default, default notice, time to cure, and actual termination requirements of any Franchise Agreement and as required by any Franchise Law.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby: (i) will require the consent or approval by any Franchisee or Franchise council or association, Governmental Authority or other Third Party, or (ii) will result in a violation of or a default under, or give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation or loss of material benefits under, any Franchise Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and Seller shall and shall cause the Company to, (x) conduct the ACFP Business in the ordinary course of business consistent with past practice; (y) maintain the ACFP properties and other assets in good working condition (normal wear and tear excepted); and (z) use commercially reasonable best efforts to maintain and preserve intact the current organization and business and franchise of each ACFP Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers and others having business relationships with any ACFP Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company and Seller shall:

(a) cause each ACFP Company to preserve and maintain all of its material Permits, including all Permits related to liquor and alcohol;

(b) cause each ACFP Company to pay its debts, Taxes and other obligations when due;

(c) cause each ACFP Company to maintain in all material respects the properties and assets owned, operated or used by such ACFP Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause each ACFP Company to continue in full force and effect all Insurance Policies, except as required by applicable Law;

(e) cause each ACFP Company to perform all of its material obligations under all Material Contracts to which such ACFP Company is a party;

(f) cause each ACFP Company to maintain its books and records in accordance with past practice;

(g) cause each ACFP Company to comply in all material respects with all applicable Laws;

(h) maintain a minimum balance of $3,000,000 in the ACFP Company Bank Accounts;

(i) maintain the terms of employment of the ACFP Continuing Executives and the ACFP Continuing Officers, including the annual base salary or wages and incentive compensation opportunities of such individuals, unless otherwise consented to in writing by Buyer; and

(j) cause each ACFP Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. Subject to compliance with applicable Law, from the date hereof until the Closing, the Company and Seller shall, and each shall cause each ACFP Company to, at Buyer’s sole cost and expense, (a) afford Buyer and its Representatives, upon reasonable advance notice and during normal business hours, full and free access to and the right to inspect all of the Real Property, properties, assets, premises, personnel, books and records, Contracts and other documents and data related to each ACFP Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the ACFP Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each ACFP Company to cooperate with Buyer in its investigation of the ACFP Companies. Any investigation pursuant to this Section 5.02 shall be upon reasonable advance notice to Seller and the Company conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the ACFP Companies and Seller, the ACFP Companies and their respective Representatives shall not be required to provide any information that is protected by attorney-client or other legal privilege or concept, in which case Seller shall use commercially reasonable efforts to identify and implement an alternative means, if and to the extent permitted by applicable Law or such Contract(s), as applicable, for Buyer to be granted access to such information. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Company in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Neither the Company nor Seller shall, and neither shall authorize or permit any of its Affiliates (including any ACFP Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including any ACFP Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any ACFP Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any ACFP Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any ACFP Company’s properties or assets.

(b) In addition to the obligations under this Section 5.03, the Company and Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller, the Company or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company and Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company and Seller shall promptly notify Buyer in writing of:

(i) the Company, Seller or their Representatives becoming aware of any fact, circumstance, event or action the existence, occurrence or taking of which: (A) has had, or would reasonably be expected to have, individually or in the aggregate, an ACFP Material Adverse Effect; (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller or the Company hereunder not being true and correct in any material respect; or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) the Company’s or Seller’s receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) the Company’s or Seller’s receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) any Actions commenced, or to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement;

(v) any occurrences of Leakage material to the ACFP Companies, taken as a whole, other than Permitted Leakage; and

(vi) the Company’s or Seller’s receipt of any notice or other communication from a Company Option Holder that such Company Option Holder wishes to exercise such Company Option Holder’s Company Option.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Seller in this Agreement (including Section 8.02 or Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) From the date hereof until the Closing, Buyer shall promptly notify Seller and the Company in writing of:

(i) Buyer becoming aware of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii) Buyer’s receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) Buyer’s receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced, or to the Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.07 or that relates to the consummation of the transactions contemplated by this Agreement.

(d) From and after the Closing, the failure to give any notification described in this Section 5.04 shall not be treated as a breach of covenant for purposes of the indemnification obligations of the Parties pursuant to Section 8.02 and Section 8.03.

Section 5.05 Employment Matters.

(a) For the period beginning on the Closing Date and ending on December 31, 2022, Buyer will provide (or cause an Affiliate of Buyer, including after the Closing, the ACFP Companies to provide): (i) each ACFP Continuing Executive and ACFP Continuing Officer with annual base salary or wages and incentive compensation opportunities that are no less than the annual base salary, wages and incentive compensation opportunities, respectively, provided to such ACFP Continuing Officer immediately prior to the Closing Date, (ii) each ACFP Continuing Executive, ACFP Continuing Officer and each Continuing Employee with employee benefits (including, solely with respect to the ACFP Continuing Executives and the ACFP Continuing Officers, severance benefits) that are not less favorable to such ACFP Continuing Executive, ACFP Continuing Officer or Continuing Employee, as applicable, than the most favorable of (A) those benefits provided to such ACFP Continuing Officer or Continuing Employee, as applicable, immediately prior to the Closing Date and (B) those benefits that Buyer provides to its similarly situated employees during such period.

(b) Buyer shall use its commercially reasonable efforts to enter into an amended and restated employment agreement with each of the ACFP Continuing Executives so that each such ACFP Continuing Executive’s Existing Employment Agreement would be subject to a term expiring on December 31, 2022.

(c) From and after the Closing, Buyer shall give or cause to be given to each Continuing Employee, each ACFP Continuing Executive and each ACFP Continuing Officer full credit for all purposes (including for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, level of benefits and early retirement subsidies and including for purposes of severance, vacation/paid time off and similar benefits and for any purposes as may be required under applicable Law), other than for benefit accrual purposes under any defined benefit pension plan, or for purposes of any equity, deferred compensation or long term incentive plan, under each employee benefit plan, program or arrangement established or maintained by Buyer under which such Continuing Employees, ACFP Continuing Executives and ACFP Continuing Officers are eligible to participate on or after the Closing for service accrued or deemed accrued on or prior to the Closing with an ACFP Company to the same extent that such credit was recognized by Seller under comparable Benefit Plans immediately prior to the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service. In addition, Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements under any benefit or compensation plan, program, agreement or arrangement maintained by Buyer or the ACFP Companies or any of their Affiliates for the benefit of Continuing Employees, ACFP Continuing Executives and ACFP Continuing Officers on or after the Closing Date (each, a “New Plan”) to the extent waived or satisfied by any Continuing Employee, ACFP Continuing Executive, ACFP Continuing Officer or any covered dependent thereof, as of the Closing Date under an analogous Benefit Plan and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee, ACFP Continuing Executive, ACFP Continuing Officer or any covered dependent thereof, to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the plan year in which the Closing Date occurs (to the same extent as such expenses would have been taken into account under the analogous Benefit Plan prior to the Closing). For the avoidance of doubt, this Section 5.05(c) does not apply to a Continuing Employee’s annual base salary, wages, layoff or any other incentive compensation opportunities and neither Buyer nor any Affiliate of Buyer shall have any restrictions related thereto as a result of this Section 5.05(c).

(d) The provisions contained in this Section 5.05 are included for the sole benefit of the Parties and shall not create any rights or remedies (including any third party beneficiary right) in any Person that is not a Party, including any employee or any participant in any Benefit Plan (or any dependent or beneficiary thereof). Without limiting the requirements of the foregoing, nothing in this Agreement shall or shall be construed so as to create any Benefit Plan.

Section 5.06 Confidentiality.

(a) The Parties acknowledge and agree that the Confidentiality Agreement is incorporated hereby by reference and existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential; provided, that such information may be disclosed (i) by Buyer to potential investors in order to gauge their support of, or considering providing financing, for the transactions contemplated hereby; (ii) as required by applicable Law; (iii) by order of a court of competent jurisdiction; or (iv) the rules of Nasdaq or any other national securities exchange or association.

(b) Each of the Company and Seller acknowledges and agrees that (i) federal securities laws prohibit any person who has “material non-public information” concerning a public company such as Buyer from purchasing or selling any of that company’s securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities; (ii) some of the confidential information of Buyer (including this Agreement) may be considered “material non-public information” for purposes of federal securities laws and that Seller, each ACFP Company and their Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information; and (iii) trading in Buyer’s securities while in possession of material non-public information or communicating that information to another Person who trades in such securities could subject Seller, each ACFP Company and their Representatives, as applicable, to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Each of the Company and Seller acknowledges and agrees that it and its Affiliates will not trade in Buyer’s securities while in possession of material non-public information or at all until such party can do so in compliance with all applicable Laws, in compliance with the lock-up provision in the Registration Rights Agreement and without breach of this Agreement.

Section 5.07 Governmental Approvals and Consents.

(a) Each Party shall: (i) within ten (10) Business Days of the execution of this Agreement, make, or cause or be made, all filings and submissions to the extent required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable best efforts to obtain, or cause to be obtained, as promptly as possible all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Parties shall use commercially reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.04 of the Disclosure Schedules.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties shall use all commercially reasonable best efforts to:

(i) respond promptly to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the Transaction Documents;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or the Transaction Documents; and

(iii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or the Transaction Documents has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which an ACFP Company is a party is not obtained prior to the Closing, the Company and Seller shall, subsequent to the Closing, cooperate with Buyer and the ACFP Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Company and Seller shall use its commercially reasonable best efforts to provide the applicable ACFP Company with the rights and benefits of the affected Contract for the term thereof, and, if the Company or Seller provides such rights and benefits, the ACFP Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Buyer, Seller or the Company with Governmental Authorities in the ordinary course of business or any disclosure which is not permitted by Law) shall be disclosed to the other Party’s outside counsel hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Buyer or any of its Affiliates to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the BFI Companies, the ACFP Companies or any of their respective Affiliates; (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) agree to any material modification or waiver of the terms and conditions of this Agreement.

(g) After the date hereof, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire any assets (including any equity interest in any Person) prior to the Closing if such acquisition or agreement would reasonably be expected to: (i) delay or increase the risk of not obtaining any consent or other approval necessary from any Governmental Authority under any applicable Law for the consummation of the Closing; or (ii) increase the risk of any Governmental Authority entering or not vacating, lifting, reversing or otherwise overturning any injunction, judgment or other order under any Law that would prevent, prohibit, restrict or delay the consummation of the Closing; provided, however, the Parties acknowledge and agree that Buyer and its Affiliates may enter into a lease agreement, including with a Related Person, in relation to office space for the BFI Companies and/or the ACFP Companies.

Section 5.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books, records, ledgers, files, reports, plans and other documents (including personnel files) of the ACFP Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such ACFP Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books, records, ledgers, files, reports, plans and other documents;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the ACFP Companies after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books, records, ledgers, files, reports, plans and other documents (including personnel files) of Seller which relate to the ACFP Companies and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or an ACFP Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books, records, ledgers, files, reports, plans and other documents;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law.

Section 5.09 Refinancing of ACFP Continuing Indebtedness. From the date hereof until the Closing, Seller and the Company shall, and shall cause each ACFP Company to, on the one hand, and Buyer shall, and shall cause each of its Subsidiaries, on the other hand, to use commercially reasonable best efforts to assist the other party and its Affiliates in connection with amending the terms related to the ACFP Continuing Indebtedness in accordance with the Consent Letter.

Section 5.10 Closing Conditions and Deliverables. From the date hereof until the Closing, each Party shall use its commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof and deliver the items set forth in Section 2.03.

Section 5.11 Public Announcements. Prior to the Closing, the Parties shall consult with each other before issuing any press release, announcing or disclosing to employees of the Parties other than senior executives, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, and except as may be required by applicable Law (including Franchise Law), order of a court of competent jurisdiction or the rules of Nasdaq or any other national securities exchange or association, shall not issue any such press release, make such announcement or disclosures to employees other than senior executives, make any such other public statement or schedule any such press conference or conference call before any required consultation as contemplated by this Section 5.11; provided, that after the issuance of a press release, Buyer’s investor relations personnel may discuss with investors the information included in all press releases and public statements previously released or made, including in the BFI Reports. Following the Closing, no public announcement, press release or disclosure will be made by any Seller or such Seller’s Affiliates or representatives with respect to the subject matter of this Agreement or the transactions contemplated herein, including the existence and terms of this Agreement, without obtaining the prior written consent of Buyer; provided, however, that the provisions of this Section 5.11 will not prohibit (i) any disclosure required by any applicable Law, including any disclosure necessary or desirable to provide proper disclosure under the securities Laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded, or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the transactions contemplated herein.

Section 5.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13 Conduct of Buyer. Buyer agrees that, from the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement in accordance with ARTICLE IX, except: (w) as required or expressly permitted by this Agreement or the transactions contemplated hereby; (x) as set forth in Section 5.13 of the Disclosure Schedules, (y) as required by applicable Law (including by any Governmental Authority or Franchise Law); or (z) as Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not and shall cause each of its Subsidiaries not to:

(a) amend, adopt any amendment or otherwise change Buyer’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect on the date hereof or other applicable governing instruments or organizational documents in any manner that would materially and adversely affect the holders of the BFI Common Stock or BFI Preferred Stock;

(b) make any acquisition of (whether by merger, consolidation or acquisition of stock or equity interests or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the transactions contemplated by this Agreement;

(c) issue, sell, grant, pledge, transfer, lease, encumber or dispose of (or authorize the issuance, sale, grant, transfer, lease, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of Buyer or any of its Subsidiaries, except: (i) for any issuance, sale or disposition to Buyer or a Subsidiary of Buyer by any Subsidiary of Buyer; (ii) the issuance, sale or disposition of any securities of any of the Subsidiaries of Buyer in connection with a bona fide financing; or (iii) for any issuance of BFI Common Stock upon the settlement of outstanding restricted stock units or the exercise of outstanding warrants;

(d) reclassify, combine, split or subdivide any shares of BFI Common Stock or BFI Preferred Stock or designate any series of BFI Preferred Stock other than the BFI Series A Preferred Stock for purposes of complying with Buyer’s obligations under this Agreement;

(e) establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned Subsidiary of Buyer to Buyer or any wholly owned Subsidiary of Buyer);

(f) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection that would apply to Seller or the transactions contemplated hereby;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such Person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement;

(h) amend in any material respect, renew, waive any material right under, consent to a transfer or terminate (except in the event the term thereof ends) any material Franchise Agreement to which Buyer is a party; provided, however, that the foregoing shall not prohibit Buyer from amending, renewing, terminating or extending Franchise Agreements in the ordinary course of business;

(i) enter into any Franchise Agreement without providing the prospective Franchisee such information concerning the transactions contemplated hereby, if required by applicable Franchise Laws, whether in an amended FDD or otherwise; or

(j) agree, authorize or commit to do any of the foregoing actions described in this Section 5.14.

Notwithstanding the foregoing, Buyer shall not be prohibited from operating the BFI Business in the ordinary course of business, including with respect to the acquisition or closure of “BurgerFi” Restaurants or the execution of a lease agreement, including with a Related Party, in relation to office space for the BFI Companies and/or the ACFP Companies.

Section 5.14 Takeover Statutes. Neither Buyer, Seller, the Company nor their Boards of Directors (or equivalent governing body) shall take any action that would cause any Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby, and Buyer and Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated hereby from any applicable Takeover Statute. If any Takeover Statute is, purports to be or may become applicable to the transactions contemplated by this Agreement, then Buyer and the Company and the members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.15 Listing. Buyer shall prepare and submit to Nasdaq an additional listing application for the listing of the BFI Consideration Common Shares (the “Nasdaq Listing Application”) and Buyer shall cause such Nasdaq Listing Application to be approved on or prior to the Closing Date, subject only to official notice to Nasdaq of issuance. Seller will cooperate with Buyer as reasonably requested by Buyer with respect to the Nasdaq Listing Application and furnish to Buyer all information concerning the ACFP Companies and Seller that may be required or reasonably requested in connection with any action contemplated by this Section 5.17.

Section 5.16 Director and Officer Liability.

(a) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether or not asserted or claimed prior to, at or after Closing, in favor of any D&O Indemnified Person contained in the certificate of incorporation, by-laws or other equivalent governing documents of any ACFP Company, shall survive the transactions contemplated hereby and shall continue in full force and effect pursuant to the terms of such governing document, as applicable. For a period of at least six (6) years after the Closing Date, (i) Buyer shall not, and shall not permit any ACFP Companies to, amend, repeal or modify any provision in the certificate of incorporation, by-laws or other equivalent governing documents of any of them relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Closing, whether or not asserted or claimed prior to, at or after the Closing and (ii) all D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and no change, modification or amendment of such documents or arrangements shall be made that could adversely affect any D&O Indemnified Person’s right thereto without the prior written consent of such D&O Indemnified Person (which shall not be unreasonably withheld or delayed).

(b) From and after the Closing, Buyer shall, and shall cause the ACFP Companies to, pursuant to the D&O Policy, (i) indemnify and hold harmless (and exculpate and release from any liability to Buyer, its Subsidiaries, or any ACFP Company) the D&O Indemnified Persons against all D&O Expenses and D&O Losses and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons, all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor. Pursuant to the D&O Policy, advance payment of D&O Expenses in connection with any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied. None of Buyer or any of the ACFP Companies shall settle, compromise or consent to the entry of judgment in any action or investigation or threatened action or investigation, in each case, against a D&O Indemnified Person without the prior written consent of such D&O Indemnified Person (not to be unreasonably withheld).

(c) Buyer shall maintain the D&O Policy (or a successor policy with terms substantially similar to the D&O Policy) for so long as the holders of BFI Series A Preferred Stock elect to designate a member of the Buyer Board in accordance with the Certificate of Designation, unless otherwise approved by the Buyer Board with the consent of the Series A Preferred Stock Director (as defined in the Certificate of Designation); provided, however, that in no event shall Buyer be required to expend an annual premium for such coverage in excess of one hundred and fifty percent (150%) of the last annual premium paid by Buyer or an ACFP Company for such insurance period prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company and Buyer shall cause the applicable ACFP Company to obtain that amount of D&O Insurance obtainable for an annual premium equal to the Maximum Premium.

(d) If Buyer, any ACFP Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys 50% or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then in each such case Buyer or the ACFP Company shall use its commercially reasonable efforts to cause proper provisions to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.18.

(e) Notwithstanding anything herein to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 5.18 shall not be terminated or modified in any manner adverse to any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.18, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.17 Financing Cooperation. From and after the date hereof, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to (i) satisfy, or cause to be satisfied, on a timely basis (or obtain a waiver of) all conditions to Buyer assuming the ACFP Continuing Indebtedness, in each case, to the extent within Buyer’s control and (ii) negotiate and enter into the Continuance of ACFP Debt Documents substantially on the terms and conditions set forth in the Consent Letter and in a form reasonably acceptable to Buyer. Buyer shall use commercially reasonable efforts to, and shall cause each of its controlled Affiliates to use commercially reasonable efforts to, cooperate with Seller in connection with the assumption of the ACFP Continuing Indebtedness, which shall include: (i) furnishing Seller and the Financing Parties customary financial and other information regarding Buyer and its Subsidiaries reasonably requested by Seller and the Financing Parties to consummate assumption of the ACFP Continuing Indebtedness, (ii) upon prior written notice and at reasonable times, making appropriate officers of Buyer and its Subsidiaries available for participation in a reasonable number of meetings or due diligence sessions with the Financing Parties (it being understood that such meetings and sessions may occur telephonically or by videoconferencing), (iii) assisting Seller in connection with its preparation of one or more credit agreements, as well as other pledge and security documents or other documents, certificates (including a solvency certificate), incumbencies and authorizations, in each case as may be reasonably requested by Seller and (iv) at least three (3) Business Days prior to the Closing, providing all documentation and other information about Buyer and its Subsidiaries as the Financing Parties reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Seller in writing at least ten (10) Business Days prior to the Closing. Buyer and each of its controlled Affiliates hereby consents to the customary and reasonable use of its logos solely for the purpose of the assumption of the ACFP Continuing Indebtedness.

Section 5.18 Funds Flow Memorandum; Closing Allocation Table. Prior to the Closing, Seller shall deliver to Buyer: (i) a Funds Flow Memorandum (the “Funds Flow Memorandum”) setting forth the Final Company Transaction Expenses in a customary form and (ii) the Closing Allocation Table setting forth Seller’s good faith final determination of the Option Consideration Shares allocated to each holder of Company Options pursuant to Section 2.07.

Section 5.19 Section 280G Waiver. Prior to the Closing, the Company shall determine, in its reasonable discretion, if any payments or benefits provided in connection with the execution of this Agreement or the transactions contemplated hereby would otherwise result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. If the Company determines that such “excess parachute payments” would result, then the Company will use its commercially reasonable efforts to solicit waivers from the recipients of such payments and benefits and conduct a shareholder vote in a manner intended to comply with Section 280G(b)(5)(B) of the Code.

Section 5.20 BFI Management Compensation. The Parties acknowledge and agree that Buyer shall have the option to award up to $500,000 of discretionary performance bonuses to certain members of Buyer management and consultants as soon as practicable after the Closing in relation to the transactions contemplated by this Agreement.

Section 5.21 Board of Directors. For so long as Seller, its Affiliates and any Seller Related Persons, directly or indirectly, hold collectively 42.5% or more of the shares of BFI Common Stock issued to Seller at Closing (the “Seller Ownership Threshold”), Seller shall have the option and right (but not the obligation), by delivering a written notice of such designation to Buyer, to designate one director (who shall be a Class C director if Buyer’s board of directors remains so classified) (the “Seller Designated BFI Director”) and one non-voting observer (the “Seller Designated BFI Board Observer”) to the Buyer Board. As of, or following the Closing, at Seller’s election, its Seller Designated BFI Director and/or Seller Designated BFI Board Observer shall be promptly appointed to the Buyer Board subject to the other terms of this Section 5.21. If the Seller Designated BFI Director ceases to serve as a member of the Buyer Board prior to the expiration of such director’s term, then Seller shall be entitled to designate a director nominee as such director’s successor, it being understood that any such designee shall serve the remainder of the term of the director whom such designee shall replace, or until her or his successor is duly elected and qualified or until her or his earlier resignation or removal. No Seller Designated BFI Director may serve as a director and no Seller Designated BFI Board Observer may serve as an observer if such person would be prohibited from serving as a director or observer, as applicable, pursuant to applicable securities law or rule or regulation of the SEC or applicable rules of the Principal Trading Market or other applicable Law, or opposed by a majority of the other members of Buyer Board based on an exercise of their fiduciary duties to Buyer’s stockholders acting in good faith and without limiting the rights of Seller to designate an alternate designee. Seller shall further have the option and right (but not the obligation) to (x) in the event Seller elects to designate a Seller Designated BFI Director, have representation on each committee of Buyer’s board of directors, and (y) to the extent Seller does not have representation on a committee of Buyer’s board of directors, appoint a non-voting observer (a “Seller Designated Committee Observer”) to any or all committees of which a Seller Designated BFI Director is not a member. Subject to the other provisions of this Section 5.21 and applicable Law, the initial Seller Designated BFI Director (if any) designated by Seller shall serve as the Seller Designated BFI

Director until the expiration of her or his term of office or such earlier time as Seller elects to replace the initial Seller Designated BFI Director or any successors thereof upon written notice to Buyer as provided herein. Any Seller Designated BFI Director may be removed by Seller upon written notice in accordance with the Certificate of Incorporation and Bylaws and applicable Law, or by the stockholders of Buyer at a duly called special meeting or annual meeting for the purpose of electing the Seller Designated BFI Director. In the event of the resignation, death or removal of any Seller Designated BFI Director, Seller Designated BFI Board Observer or Seller Designated Committee Observer from Buyer’s board of directors or any committee thereof, as applicable, provided the Seller Ownership Threshold continues to be met, Seller shall have the continuing right to appoint a successor Seller Designated BFI Director, Seller Designated BFI Board Observer or Seller Designated Committee Observer, as applicable, to the Buyer Board or any committee thereof, as applicable, to fill the resulting vacancy on the Buyer Board or any applicable committee thereof; provided, however, that the successor Seller Designated BFI Director, Seller Designated BFI Board Observer, or Seller Designated Committee Observer shall not be prohibited from serving as a director, committee member, or observer pursuant to applicable securities law or rule or regulation of the SEC or applicable rules of the Principal Trading Market or other applicable Law, or shall not be opposed by a majority of the other members of the Buyer Board based on an exercise of their fiduciary duties to Buyer’s stockholders acting in good faith and without limiting the rights of Seller to designate an alternate designee. Annually with respect to the Seller Designated BFI Director, including the initial Seller Designated BFI Director, and promptly upon the request of Buyer, Seller shall provide the following information to Buyer: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment and a biography of the Seller Designated BFI Director, (C) the class or series and number of shares of capital stock of Buyer that are beneficially owned or owned of record by the Seller Designated BFI Director and (D) any other information relating to the Seller Designated BFI Director that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. So long as Seller has the right to designate the Seller Designated BFI Director pursuant to this Section 5.21 and the Seller Designated BFI Director meets the suitability requirements specified herein, Buyer shall ensure that (x) such Seller Designated BFI Director is included as the sole nominee for the applicable board seat in the Buyer Board’s slate of nominees to the stockholders for the applicable election of directors together with a recommendation of the Buyer Board to stockholders to vote in favor of such nominee and (y) such Seller Designated BFI Director is included in the proxy statement prepared by the management of Buyer in connection with the solicitation of proxies for the applicable meeting of the stockholders of Buyer called with respect to the election of the members of the Buyer Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of Buyer with respect to the election of members of the Buyer Board in each case in a manner consistent with the foregoing clause (x). For so long as Seller shall have the right to designate the Seller Designated BFI Board Observer pursuant to this Section 5.21, the Executive Chairman of the Buyer Board shall also have the option and right (but not the obligation) to designate one non-voting observer to the board of directors and any and all committees on the same terms as stated herein.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller (and, prior to the Closing, Company, any other ACFP Company, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, an ACFP Company, make, change or rescind any material Tax election or amend any Tax Return, in each case, that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or an ACFP Company in respect of any Post-Closing Tax Period, in each case, other than in the ordinary course of business and in accordance with past practice.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller. The Party required under applicable Law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by applicable Law, and the non-filing Party shall promptly pay the filing Party for its share of any Transfer Taxes (and associated costs) so payable by such filing Party, if practicable prior to the payment of such Transfer Taxes by the filing Party and in all events within ten (10) days of receipt of written notice that such Transfer Taxes are payable. To the extent permitted by applicable Law, Buyer and Seller shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(c) Seller shall prepare, or cause to be prepared, and Buyer shall cause each ACFP Company to file, all income Tax Returns required to be filed by an ACFP Company after the Closing Date with respect to a Pre-Closing Tax Period (other than any Pre-Closing Tax Period included in a Straddle Period). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Buyer shall have at least ten (10) Business Days to review all such Tax Returns prior to filing, and Seller shall consider in good faith all reasonable comments proposed by Buyer. Notwithstanding the foregoing, if any such Tax Return would adversely affect the Company and/or Buyer in a Post-Closing Tax Period, and Buyer and Seller are unable to reach an agreement within ten (10) days after receipt by Seller of Buyer’s comments, the disputed items shall be resolved by the Independent Accountant and, absent fraud or manifest error, any determination by the Independent Accountant shall be final and binding on the Parties. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(d) Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns required to be filed by an ACFP Company after the Closing Date with respect to a Pre-Closing Tax Period (other than those covered by Section 6.01(c)), including any Tax Returns that relate to a Straddle Period, and such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Seller shall have at least ten (10) Business Days to review all such Tax Returns prior to filing, and Buyer shall consider in good faith and include all reasonable comments proposed by Seller. If Buyer and Seller are unable to reach an agreement within ten (10) days after receipt by Buyer of Seller’s comments, the disputed items shall be resolved by the Independent Accountant and, absent fraud or manifest error, any determination by the Independent Accountant shall be final and binding on the Parties. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(e) The preparation and filing of any Tax Return of an ACFP Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon an ACFP Company shall be terminated as of the Closing Date. After such date none of the ACFP Companies, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Other than any Loss or Taxes (x) that are a direct result of a Buyer Tax Act and only to the extent thereof or (y) that were taken into account in the calculation of Leakage, Seller shall indemnify each ACFP Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the ACFP Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of an ACFP Company) was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on an ACFP Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. Any Taxes of any ACFP Company that are the responsibility of Seller pursuant to this Section 6.03, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees), shall be satisfied in the manner described in Section 6.09.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Exemptions, allowances, or deductions that are not covered under the rules of Section 461 of the Code shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

Section 6.05 Intended Tax Treatment. The Parties agree that it is their intention that the purchase of the Shares by Buyer from Seller pursuant to this agreement be treated as an exchange governed by Section 1001(c) of the Code and not be treated as a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”). Except as may be required upon a final determination by a Tax authority, the Parties agree that they shall prepare all applicable Tax filings in a manner consistent with the Intended Tax Treatment, and shall not take any action inconsistent with the Intended Tax Treatment.

Section 6.06 Contests.

(a) Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller was actually and materially prejudiced as a result thereof.

(b) Seller shall control the contest or resolution of any Tax Claim relating to a Pre-Closing Tax Period (other than any Pre-Closing Tax Period included in a Straddle Period); provided, however, that (i) Seller shall keep Buyer reasonably informed of the progress of any such Tax Claim, (ii) Buyer shall have the right to participate in the defense of any such Tax Claim at Buyer’s sole cost and expense, and (iii) solely with respect to a Tax Claim that would adversely affect Buyer in a Post-Closing Tax Period, Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim; provided however, that if Seller determines that such Tax Claim would not adversely affect Buyer in a Post-Closing Tax Period and therefore does not require Seller to obtain Buyer’s prior written consent pursuant to this clause (iii), Seller shall provide written confirmation to Buyer of Seller’s obligation pursuant to Section

6.03 to indemnify Buyer with respect to such Tax Claim within ten (10) days of entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim. If Seller fails to, or does not elect to, timely exercise control over the conduct with respect to any such Tax Claim, Buyer shall have control over the conduct with respect to such Tax Claim; provided, however, that Seller shall have the right, but not the obligation, to participate in such defense with separate counsel of its choosing at its sole cost and expense. Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim.

(c) Buyer shall control the contest or resolution of any Tax Claim relating to a Straddle Period; provided, however, that (i) Buyer shall keep Seller reasonably informed of the progress of any such Tax Claim, (ii) Seller shall have the right to participate in the defense of any such Tax Claim at Seller’s sole cost and expense, and (iii) Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim.

Section 6.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other that would be necessary or useful in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the ACFP Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the ACFP Companies for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Total Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied in the manner described in Section 8.06; provided, however, that the aggregate amount of all amounts for which Seller shall be liable pursuant to this ARTICLE VI shall not exceed an amount equal to the BFI Consideration Share Amount.

Section 6.10 Buyer Tax Acts. Without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), from and after the Closing, neither Buyer nor any ACFP Company shall (and they shall not permit any of the ACFP Companies’ Subsidiaries to) (each of the following, a “Buyer Tax Act”):

(a) make, change or rescind any Tax election, amend, file (with respect to a Pre-Closing Tax Period) or re-file or otherwise modify any Tax Return or take any position on any Tax Return for any Pre-Closing Tax Period that would have the effect of increasing the Tax liability of any ACFP Company in respect of any Pre-Closing Tax Period;

(b) file any ruling or request with any Governmental Authority that relates to Taxes or Tax Returns of any Pre-Closing Tax Period;

(c) extend any statute of limitations with respect to any Pre-Closing Tax Period;

(d) surrender any Tax refund attributable to any Pre-Closing Tax Period;

(e) initiate any voluntary contact, or enter into a voluntary disclosure, with a Governmental Authority with respect to a Tax Return for a Pre-Closing Tax Period; or

(f) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the ACFP Company did not file such type of Tax Return prior to the Closing.

Section 6.11 Tax Refunds. To the extent any of the ACFP Companies receive any Tax refund or is otherwise given credit for any overpayment of Taxes (including as a result of installments or estimated Tax payments) paid prior to the Closing Date with respect to any taxable period (or portion thereof) ending on or before the Closing Date, such ACFP Company shall pay to Seller within five (5) Business Days of receiving such Tax refund from the relevant Governmental Authority or filing of a Tax Return claiming such credit against Taxes for overpayment, by wire transfer of immediately available funds to accounts designated by Seller to Buyer, the amount of such Tax refund or overpayment (net of reasonable costs and expenses) and any interest received thereon; provided that such Tax refund or credit for overpayment shall not include any Tax refunds to the extent they relate to an increase in Tax liability in a Post-Closing Tax Period, or are attributable to a Tax attribute arising in a Post-Closing Tax Period. In the event that any such amount paid to Seller pursuant to this Section 6.11 is subsequently denied, lost or reduced pursuant to any applicable Law or by a Governmental Authority, Seller shall pay such denied, lost or reduced amount, including the amount of any interest or penalties that the applicable ACFP Company shall owe to Governmental Authority in connection with such denial, loss or reduction, back to the such ACFP Company ten (10) Business Days of any such denial, loss or reduction.

Section 6.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.13 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in the Seller Fundamental Representations, the representations and warranties of the Company and Seller contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Original SPA Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have an ACFP Material Adverse Effect (in each case, without giving effect to any qualifications as to “material” or “ACFP Material Adverse Effect” contained in such representations and warranties). The representations and warranties of Seller contained in the Seller Fundamental Representations shall be, except for de minimis inaccuracies, true and correct in all respects on and as of the Original SPA Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company and Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects; and further, provided, that, Seller and the Company shall have complied with Section 2.03(b) in all respects.

(c) All approvals, consents and waivers that are listed on Section 7.02(c) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any ACFP Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in an ACFP Material Adverse Effect.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller and the Company, that each of the conditions set forth in this Section 7.02 have been satisfied.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in the Buyer Fundamental Representations, the representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Original SPA Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect (in each case, without giving effect to any qualifications as to “material” or “Buyer Material Adverse Effect” contained in such representations and warranties). The representations and warranties of Buyer contained in the Buyer Fundamental Representations shall be, except for de minimis inaccuracies, true and correct in all respects on and as of the Original SPA Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects; and further, provided, that, Buyer shall have complied with Section 2.03(a) in all respects.

(c) All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

(e) Seller shall have received evidence that Buyer has filed the Certificate of Designation with the Secretary of State of the State of Delaware at or prior to the Closing, which shall continue to be in full force and effect as of Closing.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in this Section 7.03 have been satisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that claims based on Fraud shall survive indefinitely; and further, provided, that the Seller Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 3.12(c) (solely with respect to the first sentence thereof), Section 3.18 and Section 3.19 (solely insofar as it relates to Taxes) shall survive until sixty (60) days past the applicable statute of limitations. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein until performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. From and after the Closing and subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify, hold harmless, reimburse and defend each of Buyer and its Affiliates (including, following the Closing, the Company and the other ACFP Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by the Buyer Indemnitees arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company and Seller contained in this Agreement or in any certificate or transfer instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c) any Transaction Expenses or Indebtedness of the Company (other than the ACFP Continuing Indebtedness) outstanding as of the Closing to the extent not included in the calculation of BFI Consideration Share Amount.

Section 8.03 Indemnification By Buyer. From and after the Closing and subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify, hold harmless, reimburse and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by the Seller Indemnitees arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or transfer instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $350,000 (the “Basket”), in which event Seller shall be required to pay or be liable for only those Losses in excess of the Basket, subject to the other limitations on indemnification set forth herein. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $15,000,000.

(b) [Reserved].

(c) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed $5,000,000.

(d) Subject to Section 8.04(e), (i) the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 shall not exceed an amount equal to the BFI Consideration Share Amount and (ii) the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03 shall not exceed an amount equal to $15,000,000.

(e) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a), Section 8.04(c) and Section 8.04(d) shall not apply to Losses based upon, arising out of, (i) with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the Seller Fundamental Representations and the Buyer Fundamental Representations; or (ii) the Fraud of the indemnifying party.

(f) Solely for purposes of ARTICLE VI and this ARTICLE VIII, notwithstanding anything to the contrary contained herein, in determining the amount of Losses suffered by the Seller Indemnitees or the Buyer Indemnitees related to (but not the existence of) a breach of any representation, warranty, agreement, or covenant in this Agreement, the representations and warranties set forth in this Agreement and any such applicable agreement or covenant contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth therein.

(g) The amount of any Losses for which indemnification is provided for under this Agreement shall be: (i) reduced by (A) any amounts received by the Indemnified Party as a result of any indemnification, contribution or other payment by any third party; provided, however, for the avoidance of doubt, that, following the Closing, the Company shall not have any contribution obligations with respect to Seller’s indemnification obligations set forth herein, (B) any insurance proceeds or other amounts received by the Indemnified Party from third parties with respect to such Losses, and (C) any Tax benefit actually realized by the Indemnified Party from the incurrence or payment of any such Losses in the taxable year, or the four (4) subsequent taxable years, of the incurrence or payment of any such Losses; and (ii) increased by an amount equal to any Tax imposed on the receipt of such indemnity payment. Any such payment under this Section 8.04(g) shall be treated as an adjustment to the Total Consideration.

(h) No claim for indemnification may be made by a Buyer Indemnitee and no indemnification shall be required to the extent that (i) the Losses sustained or incurred by such member of the Buyer Indemnitees for which indemnification is sought were accrued or reflected on the Financial Statements, or (ii) such Losses are attributable to any action taken by Buyer or an Affiliate thereof after the Closing.

(i) If the Indemnifying Party makes any payment on any indemnifiable claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party against any third party in respect of the Losses to which the payment related. The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above subrogation rights.

(j) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(k) Notwithstanding anything to the contrary in this ARTICLE VIII, no Indemnified Party shall be entitled to be indemnified under this ARTICLE VIII for any Losses to the extent such Losses were (i) recovered pursuant ARTICLE VI (Tax Matters) or (ii) recovered pursuant to Section 2.05 (Locked Box and Leakage).

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Third Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim where the primary remedy sought is seeking an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists an actual and material conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which indemnification would not be provided by the Indemnifying Party pursuant to this ARTICLE VIII and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; Indemnification Escrow Shares.

(a) Once a Loss is agreed to be paid by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication solely as follows:

(i) with respect to a Direct Claim or Third Party Claim whereby Seller is the Indemnifying Party, (A) first, by the transfer to the Buyer Indemnitee of a number of shares of BFI Common Stock (valued at the volume-weighted average price per share for the thirty (30) trading day period ending on the trading day immediately prior to payment of such indemnification obligation) representing the amount of the Losses, and (B) second, if an amount of the Loss remains outstanding following the transfer of the BFI Common Stock as set forth in clause (A), by the transfer to the Buyer Indemnitee of a number of shares of BFI Series A Preferred Stock (valued at a per share amount based on the Series A Redemption Price); and

(ii) with respect to a Direct Claim or Third Party Claim whereby Buyer is the Indemnifying Party, by the issuance to the Seller Indemnitee of a number of additional shares of BFI Common Stock (valued at the volume-weighted average price per share for the thirty (30) trading day period ending on the trading day immediately prior to payment of such indemnification obligation) representing the amount of the Loss.

(b) Any Losses payable to a Buyer Indemnitee pursuant to Section 8.06(a)(i)(A) shall be satisfied solely as follows: (i) first, from the Indemnification Escrow Shares pursuant to joint written instructions executed by Buyer and Seller and delivered to the Escrow Agent; and (ii) second, to the extent the amount of Losses exceeds the value of the Indemnification Escrow Shares (valued at the volume-weighted average price per share for the thirty (30) trading day period ending on the trading day immediately prior to payment of such indemnification obligation), from Seller in accordance with Section 8.06(a)(i).

(c) All Indemnification Escrow Shares remaining in the Indemnification Escrow Fund for which no claim for indemnification is pending pursuant to this ARTICLE VIII shall be released to Seller pursuant to joint written instructions executed by Buyer and Seller and delivered to the Escrow Agent no later than five (5) Business Days following the twelve (12) month anniversary of the Closing Date.

(d) For the avoidance of doubt, except with respect to claims for Fraud, under no circumstances shall Seller or Buyer have any obligation to make any wire transfer of funds, or other cash payment, in connection with its indemnification obligations set forth in this ARTICLE VIII.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. Seller shall not be liable under this Agreement for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if, to Buyer’s Knowledge, Buyer or its Affiliates or Representatives had knowledge of such inaccuracy or breach prior to the Closing. Buyer shall not be liable under this Agreement for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement if, to Seller’s Knowledge, Seller or its Affiliates or Representatives had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.09 Exclusive Remedies. Subject to Section 2.04, Section 2.05, Section 5.06 and Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, including with respect to Section 10.11, any right or remedy under any Transaction Document, or to seek any remedy on account of any party’s fraudulent or criminal misconduct. Notwithstanding anything to the contrary contained herein, none of the Parties nor any of their respective Affiliates or equityholders shall have any rights or claims against any of the agents or lenders under the Credit Agreement or any of their respective Affiliates or equityholders (collectively, the “Financing Parties”) in connection with this Agreement or any of the transactions contemplated hereby. No Financing Party shall be subject to any special, consequential, punitive or indirect damages or at law or in equity, in contract, in tort or otherwise.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement that would cause the failure of any of the conditions specified in ARTICLE VII at the Closing and such breach, inaccuracy or failure has not been cured by Seller or the Company, as applicable, within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by January 31, 2022 or such later date mutually agreed upon by Buyer and Seller, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Neither Seller nor the Company is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would cause the failure of any of the conditions specified in ARTICLE VII at the Closing and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by January 31, 2022 or such later date mutually agreed upon by Buyer and Seller, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority having competent jurisdiction shall have issued a Governmental Order permanently restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or Non-Party Affiliate except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any Party from liability for any intentional or willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. For the avoidance of doubt, Seller or the Company shall be permitted to pay all Transaction Expenses and Indebtedness of the Company (other than the ACFP Continuing Indebtedness) at or prior to the Closing, but such payments to the extent paid by the Company shall be considered Leakage for the purposes of the calculation of the BFI Consideration Share Amount and Buyer shall pay such amounts at Closing pursuant to Section 2.05.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or the Company (prior to the Closing):	599 West Putnam Avenue Greenwich, CT 06830 Attention: Andrew Taub; Matt Leeds; Dan Reid E-mail:andrew.taub@lcatterton.com; matt.leeds@lcatterton.com; legalnotice@lcatterton.com

with a copy to (which shall not constitute notice):	Proskauer Rose, LLP Eleven Times Square New York, NY 10036-8299 Attention: Michael E. Callahan; Matt O’Loughlin Email: mcallahan@proskauer.com; moloughlin@proskauer.com

If to Buyer or the Company (after the Closing):	BurgerFi International, Inc. 105 U.S. Highway 1 North Palm Beach, FL 33408 Attention: Julio Ramirez; Mike Rabinovitch E-mail: julio@burgerfi.com; mike@burgerfi.com

with a copy to (which shall not constitute notice):	Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, Florida 33131 Attention: Enrique A. Conde E-mail: enrique.conde@hklaw.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The terms “delivered”, “provided”, “furnished” or “made available” means posted to the Data Room at least two (2) Business Days prior to the date hereof.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer may, without the prior written consent of Seller and without being released from any of its obligations hereunder, transfer, pledge or assign this Agreement as security for any financing. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII and, with respect to the Financing Parties, Section 8.09, Section 10.07, this Section 10.08, Section 10.09 and Section 10.10, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, each of the Financing Parties is a third party beneficiary of Section 8.09, Section 10.07, Section 10.08, Section 10.09 and Section 10.10 of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, any amendment, restatement, supplement, modification or waiver of Section 8.09, Section 10.07, Section 10.08, this Section 10.09 and Section 10.10 (and the related definitions to the extent used in such Sections), in each case that is adverse in any material respect to any of the Financing Parties, will not be enforceable against any of the Financing Parties without the prior written consent of such Person(s). Any purported amendment, restatement, supplement, modification or waiver by any Party in a manner which does not comply with this Section 10.09 will be void.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, SOLELY IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT SITTING IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN CONNECTION WITH THE ACFP CONTINUING INDEBTEDNESS OR THE PERFORMANCE THEREOF OR INVOLVING ANY OF THE FINANCING PARTIES). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE FOREGOING, ALL DISPUTES AGAINST ANY OF THE FINANCING PARTIES UNDER OR IN RESPECT OF ACFP CONTINUING INDEBTEDNESS OR RELATED TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE FOREGOING AND WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES, ON BEHALF OF ITSELF AND ITS AFFILIATES, AGREES (I) THAT IT WILL NOT BRING OR SUPPORT ANY PROCEEDING, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING PARTIES IN ANY WAY RELATING TO THIS AGREEMENT, THE ACFP CONTINUING INDEBTEDNESS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF ANY OTHER LETTER OR AGREEMENT RELATED TO THE ACFP CONTINUING INDEBTEDNESS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER

THAN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK (AND THE APPELLATE COURTS THEREOF), (II) TO WAIVE AND HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK (AND THE APPELLATE COURTS THEREOF), AND (III) THAT ANY SUCH ACTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any non-breaching Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Disclosure Schedules.

(a) Matters reflected in the Disclosure Schedules that are disclosed in one section shall be deemed to be disclosed on any section to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or sections without the necessity of a cross-reference. Nothing in the Disclosure Schedules will be deemed or will constitute an admission of any Liability of any Party to any third party, nor an admission to any third party against the interests of any or all of the Parties. Headings have been inserted within the Disclosure Schedules for convenience of reference only and will not change the express description of corresponding sections of this Agreement. The numbering of the Disclosure Schedules reflects the corresponding numbering in this Agreement. It is specifically acknowledged that the Disclosure Schedules may expressly provide exceptions to a particular section of ARTICLE III or ARTICLE IV notwithstanding that the section does not state “except as set forth in Section ‘__’ of the Disclosure Schedules” or words of similar effect.

(b) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to vary the definition of “ACFP Material Adverse Effect” or “Buyer Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(c) Certain matters set forth in the Disclosure Schedules are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Disclosure Schedules are incorporated by reference into the section of the Disclosure Schedules in which they are referenced.

Section 10.14 No Recourse. Other than claims for Fraud, this Agreement may only be enforced against, and any claim, action, suit or other Action based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Other than claims for Fraud, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other Representative (collectively, the “Non-Party Affiliates”) of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities of any Party arising out of, in connection with, under or related to in any manner this Agreement or by reason of this Agreement or its negotiation, execution, performance or breach. The Parties expressly agree that the Non-Party Affiliates to whom this Section 10.14 applies shall be third-party beneficiaries of this Section 10.14 each of whom may enforce the provisions of this Section 10.14.

Section 10.15 Representation by Proskauer. Recognizing that Proskauer Rose LLP (“Proskauer”) has acted as legal counsel to Seller and the ACFP Companies and their Affiliates prior to the Closing, and Proskauer may act as legal counsel to Seller and its Affiliates after the Closing, Buyer hereby waives, on its own behalf and agrees to cause its Affiliates (including, after the Closing, the Company and the other ACFP Companies) to waive, any conflicts that may arise in connection with Proskauer representing Seller or its Affiliates after the Closing in any matter relating to the transactions contemplated hereby or in the Transaction Documents or any disagreement or dispute relating thereto. In addition, all attorney-client privilege attaching to any communications between any ACFP Company or Affiliate prior to the Closing, on the one hand, and Proskauer, on the other hand, occurring prior to the Closing in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement (the “Transaction Communications”) will belong solely to Seller (and not to any ACFP Company). For the avoidance of doubt, the Parties acknowledge and agree that the Transaction Communications do not include communications between the ACFP Companies, on the one hand, and Proskauer, on the other hand, relating to the general business matters of the ACFP Companies not related to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, upon and after the Closing, (x) Proskauer shall be permitted to represent Seller or any of its Affiliates in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, an ACFP Company or any of their respective agents or Affiliates under or relating to this Agreement or any Transaction Document, any transaction contemplated hereby or thereby, and any related matter (such as claims for indemnification and disputes involving noncompetition or other agreements entered into in connection with this Agreement), and (y) (i) Seller (and not the applicable ACFP Company) will be the sole holders of the attorney-client privilege with respect to the Transaction Communications, (ii) to the extent that files of Proskauer in respect of Proskauer’s engagement by Seller or any ACFP Company in connection with the transactions contemplated hereby constitute property of the client, only Seller and not the applicable ACFP Company will hold such property rights, and (iii) Proskauer will have no duty whatsoever to reveal or disclose, and the ACFP Companies will not have any access to, Transaction Communications or files in respect of Proskauer’s engagement by any ACFP Company in connection with the transactions contemplated hereby by reason of any attorney-client relationship between Proskauer and an ACFP Company or otherwise.

Section 10.16 Disclaimer.

(a) Except for the representations and warranties expressly set forth in ARTICLE III (as modified by the Disclosure Schedules) or in any Transaction Document, none of Seller, the ACFP Companies or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Seller or the ACFP Companies or any of their respective Affiliates, including any representation or warranty regarding any ACFP Company, Seller, any Liabilities of any ACFP Company or Seller, the ACFP Business, the transactions contemplated hereby, any other rights or obligations to be transferred pursuant to this Agreement and the Transaction Documents or any other matter, and the ACFP Companies and Seller hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Seller, any ACFP Company or any other Person. Except for the representations and warranties expressly set forth in ARTICLE III (in each case, as qualified by the Disclosure Schedules) or in any Transaction Document, Seller and the ACFP Companies hereby disclaim all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, none of Seller or the ACFP Companies makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer or any of its Affiliates regarding the future success, profitability or value of the ACFP Companies or the ACFP Business.

(b) Except for the representations and warranties expressly set forth in ARTICLE IV (as modified by the Disclosure Schedules) or in any Transaction Document, none of Buyer, the BFI Companies or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or the BFI Companies or any of their respective Affiliates, including any representation or warranty regarding any BFI Company, Buyer, any Liabilities of any BFI Company or Buyer, the BFI Business, the transactions contemplated hereby, any other rights or obligations to be transferred pursuant to this Agreement and the Transaction Documents or any other matter, and the BFI Companies and Buyer hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer, any BFI Company or any other Person. Except for the representations and warranties expressly set forth in ARTICLE IV (in each case, as qualified by the Disclosure Schedules) or in any Transaction Document, Buyer and the BFI Companies hereby disclaim all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Seller or any of its Affiliates or any Representatives of Seller or any of Seller’s Affiliates, including omissions therefrom. Without limiting the foregoing, none of Buyer or the BFI Companies makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Seller or any of its Affiliates or any Representatives of Seller or any of its Affiliates regarding the success, profitability or value of the BFI Companies or the BFI Business.

Section 10.17 Original SPA. This Agreement supersedes and replaces in its entirety the Original SPA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

HOT AIR, INC.

By	/s/ Matthew Leeds

Name:	Matthew Leeds
Title:	Vice President

SELLER:

CARDBOARD BOX LLC

By	/s/ Matthew Leeds

Name:	Matthew Leeds
Title:	Vice President

BUYER:

BURGERFI INTERNATIONAL, INC.

By	/s/ Ophir Sternberg

Name:	Ophir Sternberg
Title:	Executive Chairman of the Board

Exhibit A

Form of Amendment to the Company Stock Option Agreement

[See attached.]

Exhibit B

Form of Certificate of Designation

[See attached.]

Exhibit C

Form of Escrow Agreement

[See attached.]

Exhibit D

Form of Registration Rights Agreement

[See attached.]

Exhibit E

Form of Restrictive Covenant Agreement

[See attached.]

Exhibit F

Form of Voting Agreement

[See attached.]